CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT AND PLAN OF MERGER HAS, PURSUANT TO ITEM 601(B)(2) OF REGULATION S-K, BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE.

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VSE AVIATION, INC.,
    DIAMOND MERGER SUB 1, LLC,
DESSER-GRAHAM PARTNERSHIP, L.P.
AND
DESSER HOLDINGS PARTNERSHIP GP, LLC, AS THE REPRESENTATIVE
DATED AS OF
May 3, 2023

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(continued)
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(continued)
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EXHIBITS1

Exhibit A:    Acquired Companies
Exhibit B:    Form of Certificate of Merger
Exhibit C:    Form of Estimated Statement
Exhibit D:    Form of Company FIRPTA Certificate
Exhibit E:    Form of Aero-Cee Bailey’s Holding Company FIRPTA Certificate
Exhibit F:    Form of Amendments to Employee Plans
Exhibit G:    Forms of Assignment
Exhibit H:    Forms of Terminations
Exhibit I:    Accounting Principles and Net Working Capital Example
Exhibit J:    Form of Earn Out Agreement
Exhibit K:     Form of Escrow Agreement

Appendix I:    Allocation of Merger Consideration

    Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.

-iii-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 3, 2023, is entered into by and among VSE Aviation, Inc., a Florida corporation (“Parent”), Diamond Merger Sub 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Desser-Graham Partnership, L.P., a Delaware limited partnership (the “Company”), and Desser Holdings Partnership GP, LLC, a Delaware limited liability company, in its capacity as representative of the Former Equityholders (the “Representative”). Parent, Merger Sub, the Company and the Representative are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
BACKGROUND
WHEREAS, the Company owns beneficially and of record all of the issued and outstanding Equity Interests of Desser Holding Company, LLC, a Delaware limited liability company (“Desser”), and Desser owns, directly or indirectly, all of the issued and outstanding Equity Interests of the Persons identified on Exhibit A hereto (collectively with Desser and the Company, the “Acquired Companies” and each, an “Acquired Company”);
WHEREAS, the Parties intend that at the Effective Time Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly-owned subsidiary of Parent, all on the terms and subject to the conditions set forth herein;
WHEREAS, pursuant to the Agreement of Limited Partnership of the Company (as amended, the “LP Agreement”), Desser Holdings Partnership GP, LLC, a Delaware limited liability company and the general partner of the Company (the “General Partner”), has (a) determined that it is in the best interests of the Company and the limited partners of the Company (collectively, the “Limited Partners”), and declared it advisable, to enter into this Agreement and (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the General Partner and its Affiliates collectively hold a majority of each of the Original Partner Interests and Preferred Interests;
WHEREAS, the Majority Preferred Holders (as such term is defined in the LP Agreement) have approved the Company’s entry into this Agreement and the Merger;
WHEREAS, the applicable governing bodies of each of Merger Sub and Parent have each unanimously (a) determined it is advisable and in the best interests of Merger Sub and Parent, respectively, to enter into this Agreement and (b) authorized and approved the execution, delivery and performance by Merger Sub and Parent of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, each of the Limited Partners and the General Partner has executed and delivered a letter of transmittal on or prior to the date hereof agreeing to certain obligations in connection with the transactions contemplated herein;
WHEREAS, the Company, the Representative and Loar Group, Inc., (“Loar”) will enter into the Earn Out Agreement simultaneously with the effectiveness of this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties, all intending to be legally bound, hereby agree as follows:

ARTICLE 1.    THE MERGER; EFFECTS OF THE MERGER
1.1    The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “DLPA”), at the Effective Time (a) Merger Sub shall be merged with and into the Company and (b) the separate legal existence of Merger Sub shall cease and the Company shall continue its existence under the DLPA as the surviving entity (sometimes referred to herein as the “Surviving Company”).
1.2    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties will cause a certificate of merger, in the form attached hereto as Exhibit B (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLPA. The Merger will become effective at the time and date of the filing of the Certificate of Merger or at such later time and date as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the applicable provisions of the DLPA (the effective time of the Merger is hereinafter referred to as the “Effective Time”).
1.3    Effects of the Merger.
(a)    The Merger shall have the effects set forth herein and in the applicable provisions of the DLPA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
(b)    At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of (i) the issued and outstanding capital stock of Merger Sub (“Merger Sub Capital Stock”) or (ii) the issued and outstanding Company Equity Interests, said securities shall be converted, or cancelled and retired, as follows:
(i)    Merger Sub Capital Stock. Each share of Merger Sub Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be converted on a one-for-one basis into Equity Interests of the Surviving Company.
(ii)    Company Equity Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Equity Interests or any Party, each issued and outstanding Company Equity Interest immediately prior to the Effective Time shall be converted into the right of the holders thereof to receive (x) such Person’s Closing Proceeds, payable in cash, without interest thereon, and (y) such Person’s Ownership Percentage of any Distribution, payable in cash, without interest thereon, in accordance with the terms and conditions of this Agreement.
(c)    At and as of the Effective Time, the Company Certificate shall be the certificate of limited partnership of the Surviving Company until amended in accordance with its terms and applicable Law.
(d)    At and as of the Effective Time, the LP Agreement as in effect immediately before the Effective Time shall be terminated and of no further force and effect and replaced by the Amended and Restated LP Agreement.
(e)    At and as of the Effective Time, an Affiliate of Parent shall be admitted as the general partner of the Surviving Company and shall succeed to the interests, rights and obligations of the General Partner, including the General Partner Interest.
(f)    From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with the limited partnership agreement of the Surviving Company and applicable Law, the officers of Merger Sub immediately before the Effective Time shall comprise all of the officers of the Surviving Company.

1.4    Treatment of Options. As of the Effective Time and without any further action on the part of any Party or any holder of Unit Options, the Unit Option Plan and each Unit Option outstanding immediately prior to the Effective Time shall be cancelled and terminated and, in consideration for the termination and cancellation of such Unit Options, the Option Holder thereof shall be entitled to receive from the Surviving Company, less applicable withholding taxes (including any UK employee National Insurance Contributions and other applicable social security contributions), (x) such Person’s Closing Proceeds (which shall be calculated net of the aggregate exercise price of the Unit Options held by such Option Holder) and (y) with respect to any Distribution, an amount equal to such Person’s Ownership Percentage of such Distribution (the amounts in clause (x) and (y), the “Option Payments”). The Company shall take all requisite actions to ensure the actions provided for in this Section 1.4 are completed.
1.5    Merger Consideration; Calculation and Payment of Estimated Closing Merger Consideration.
(a)    Merger Consideration. “Merger Consideration” shall mean a dollar amount equal to (i) $124,000,000 (the “Base Merger Consideration”), plus (ii) the Net Working Capital Adjustment (which may be a negative number), minus (iii) the amount of Closing Date Funded Indebtedness, minus (iv) the amount of any Seller Expenses unpaid as of the Closing, plus (v) the aggregate amount of Closing Date Cash and Cash Equivalents, and plus (vi) the Aggregate Option Exercise Price (clauses (i) – (vi) collectively, the “Closing Merger Consideration”), and plus (vii) the amounts, if any, payable pursuant to the Earn Out Agreement (such amounts, the “Earn Out Payments”).
(b)    Estimated Closing Merger Consideration. No later than two (2) Business Days prior to the Closing Date, the Company and the Representative shall deliver to Parent a calculation of the Estimated Closing Merger Consideration in the form set forth on Exhibit C. The “Estimated Closing Merger Consideration” shall be a good faith estimate of the Closing Merger Consideration and its components, as determined by the Company and the Representative (subject to adjustment as provided below). In connection with determining the Estimated Closing Merger Consideration, the Company and the Representative shall estimate in good faith (i) the Net Working Capital Adjustment, (ii) the amount of Closing Date Funded Indebtedness (such amount the “Estimated Closing Date Funded Indebtedness”), (iii) the amount of Closing Date Cash and Cash Equivalents, (iv) the amount of Seller Expenses unpaid as of the Closing, (v) a schedule of inventory of the Acquired Companies as of the Measurement Time and (vi) the Aggregate Option Exercise Price. The Estimated Closing Merger Consideration and the components thereof shall be calculated in accordance with the requirements of this Section 1.5 and, where applicable, the Accounting Principles.
(c)    Payment of Estimated Closing Merger Consideration; Closing Date Payments. On the Closing Date, contemporaneously with the Effective Time, Parent shall pay, or shall cause Merger Sub or the Surviving Company to pay, the following amounts:
(i)    (A) an amount of cash equal to $2,000,000 (the “Merger Consideration Adjustment Escrow Funds”) shall be deposited into an escrow account (the “Merger Consideration Adjustment Escrow Account”), (B) an amount of cash equal to $350,000 shall be deposited into an escrow account (the “UK Exchange Tax Escrow Account”), (C) an amount of cash equal to $1,000,000 shall be deposited into an escrow account (the “UK Withholding Tax Escrow Account”, and together with the UK Exchange Tax Escrow Account, the “UK Tax Escrow Accounts”), and (D) an amount of cash equal to $65,000 shall be deposited into an escrow account (the “Employee Matters Escrow Account”), each of which shall be established pursuant to the Escrow Agreement;
(ii)    an amount of cash equal to the Expense Funds shall be paid to the Representative by wire transfer of immediately available funds to an account as directed by the Representative in writing to Parent no later than two (2) Business Days prior to the Closing Date;
(iii)    an amount of cash equal to the Estimated Closing Date Funded Indebtedness in respect of the Funded Indebtedness set forth on Schedule 1.5(c)(iii) shall be paid to the holders of such Estimated Closing Date Funded Indebtedness on behalf of the applicable Acquired

Company by wire transfer of immediately available funds to such account or accounts as directed in the applicable Payoff Letter;
(iv)    any Seller Expenses unpaid as of the Closing set forth on Schedule 1.5(c)(iv) shall be paid to each of the payees thereof on behalf of the Company or the Former Equityholders (the Estimated Closing Merger Consideration minus the amounts set forth in clauses (i)-(iv), the “Aggregate Closing Proceeds”); and
(v)    to each holder of Company Equity Interests and each Option Holder, their Closing Proceeds.
(d)    Preparation of the Final Statement of Closing Merger Consideration.
(i)    As soon as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Representative (A) a proposed calculation of the Net Working Capital as of the Measurement Time (the “Proposed Closing Date Net Working Capital”), (B) a proposed calculation of the Closing Date Funded Indebtedness (the “Proposed Closing Date Indebtedness”), (C) a proposed calculation of the Closing Date Cash and Cash Equivalents (the “Proposed Closing Date Cash and Cash Equivalents”), (D) a proposed calculation of the Seller Expenses unpaid as of the Closing (the “Proposed Seller Expenses”), (E) a proposed calculation of the Aggregate Option Exercise Price (the “Proposed Aggregate Option Exercise Price”), (F) a schedule of inventory of the Acquired Companies as of the Measurement Time (the “Proposed Inventory”) and (G) a proposed calculation of the resulting Closing Merger Consideration (the “Proposed Merger Consideration Calculation”) based on the Proposed Closing Date Net Working Capital, the Proposed Closing Date Indebtedness, the Proposed Closing Date Cash and Cash Equivalents, the Proposed Seller Expenses, the Proposed Aggregate Option Exercise Price. The Proposed Closing Date Net Working Capital, the Proposed Closing Date Indebtedness, the Proposed Closing Date Cash and Cash Equivalents, the Proposed Seller Expenses, the Proposed Aggregate Option Exercise Price, the Proposed Inventory and the Proposed Merger Consideration Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.” The Proposed Closing Date Calculations shall be calculated in good faith in accordance with the requirements of this Section 1.5 and, where applicable, the Accounting Principles and shall include supporting schedules and other reasonable supporting documentation.
(ii)    The Representative may dispute the Proposed Closing Date Calculations by delivering a written notice of dispute (a “Merger Consideration Dispute Notice”) to Parent within thirty (30) days after receiving the Proposed Closing Date Calculations. During the thirty (30)-day period following the Representative’s receipt of the Proposed Closing Date Calculations, the Representative and its accountants (which may be the Company’s current auditors) shall, at the Representative’s expense, be permitted reasonable access to review the working papers of Parent and Parent’s accountant relating to the Proposed Closing Date Calculations; provided, however, that (A) the provision of any information or access pursuant to this Section 1.5(d)(ii) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the accountant as requested by the accountant in connection with the sharing of work papers and (B) nothing in this Section 1.5(d) will require any Party to disclose information that is subject to attorney-client privilege. Parent and the Representative will use commercially reasonable efforts to resolve any such dispute during the thirty (30)-day period commencing on the date Parent receives the Merger Consideration Dispute Notice from the Representative. If the Representative and Parent do not obtain a final resolution within such thirty (30)-day period, then the items in dispute shall be submitted promptly to BDO USA, LLP or, if BDO USA, LLP declines to serve, such other independent accounting firm of national standing mutually agreed to by Parent and the Representative (the “Accounting Firm”). The Accounting Firm shall be instructed to render a determination of the applicable dispute and the resulting final Closing Merger Consideration within thirty (30) days (or such other period of time as may be required by the Accounting Firm) after engagement of the Accounting Firm with respect to the dispute, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon the Representative, Parent and the other parties hereto and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

The Accounting Firm shall determine, based solely on written submissions by Parent and the Representative and their respective representatives, and not by independent review, only those items disputed in the Merger Consideration Dispute Notice that have not been agreed upon in writing by the parties. In resolving any disputed item, (A) the Accounting Firm shall be bound by the Accounting Principles, the applicable definitions set forth in this Agreement and the other requirements of this Section 1.5 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, and (B) the Accounting Firm shall not be bound by the amount of Taxes reflected on a Parent Tax Return filed after the Closing Date to the extent, if any, that such amount has been reasonably disputed by the Representative under Section 5.4(d)(ii).
The “Final Statement of Closing Merger Consideration” shall mean (A) if a Merger Consideration Dispute Notice is not delivered within the time period required by this Section 1.5(d)(ii), the amount of the Proposed Merger Consideration Calculation, (B) the amount agreed as the final Closing Merger Consideration at any time in writing by Parent and the Representative, or (C) the final Closing Merger Consideration as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 1.5. If Parent does not deliver the Proposed Closing Date Calculation within the time period required by Section 1.5(d)(i), the Representative may submit in writing to Parent its own Proposed Closing Date Calculation within thirty (30) days of the expiration of the deadline for Parent’s delivery of the Proposed Closing Date Calculation (whereupon Parent and the Representative shall follow the requirements of this Section 1.5(d)(ii) with Parent being substituted for the Representative, mutatis mutandis, including with Parent having a thirty (30)-day period following the Representative’s delivery of the Proposed Closing Date Calculations to deliver a Merger Consideration Dispute Notice).
(iii)    In the event the Representative and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 1.5(d)(ii) above, the fees, costs and expenses of the Accounting Firm (A) shall be paid by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted and (B) shall be paid, first, from the Merger Consideration Adjustment Escrow Funds, and second (if the Merger Consideration Adjustment Escrow Funds are not sufficient for the payment of such fees, costs and expenses), by the Representative, in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Representative (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.
(e)    Adjustment to Estimated Merger Consideration.
(i)    If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Closing Merger Consideration is finally determined pursuant to Section 1.5(d), then (x) the Surviving Company shall pay, or cause to be paid, to the Former Equityholders (other than the Option Holders) and to the Surviving Company or one of its Subsidiaries on behalf of the Option Holders (in each case pro rata in accordance with their Ownership Percentages) an amount equal to the Actual Adjustment and (y) Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Former Equityholders or to the Surviving Company on behalf of the former Option Holders (in each case pro rata in accordance with their Ownership Percentages) an amount equal to the amount then in the Merger Consideration Adjustment Escrow Account.
(ii)    If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Closing Merger Consideration is finally determined pursuant to Section 1.5(d) above, then Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver (x) to the Surviving Company or another Person designated in writing by Parent an amount equal to the Actual Adjustment; provided, however, that if the Actual Adjustment exceeds the amount then in the Merger Consideration Adjustment Escrow Account then the Representative shall pay to the Surviving Company or another Person designated in writing by Parent such excess amount and (y) the remaining amount in the Merger Consideration Adjustment Escrow Account, if any, to the Former Equityholders or to the Surviving

Company on behalf of the former Option Holders (in each case pro rata in accordance with their Ownership Percentages).
1.6    Representative.
(a)    Parent shall be entitled to deal exclusively with and rely upon the Representative on all matters relating to this Agreement, the Escrow Agreement, the Earn Out Agreement and the other Transaction Documents and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed by the Representative on behalf of any Former Equityholder (collectively, the “Represented Parties”), and on any other action taken or purported to be taken by the Representative on behalf of any of the Represented Parties by the Representative, as fully binding upon the Represented Parties. Parent and its Affiliates shall be relieved from any liability to any Person for any acts done by them in accordance with any decision, act, consent or instruction of the Representative.
(b)    Parent hereby waives any claims it may have or assert, including those that may arise in the future, against the Representative for any action or inaction taken or not taken by the Representative in connection with such entity’s capacity as the Representative, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute bad faith or willful misconduct.
(c)    The Represented Parties and their respective successors shall be irrevocably bound by any and all actions taken by the Representative under or otherwise relating to this Agreement, the Escrow Agreement and any other Transaction Document, and the transactions contemplated hereby and thereby as if such actions were expressly ratified and confirmed by each of them. The approval of this Agreement and the transactions contemplated hereby by the requisite Represented Parties necessary to approve such matters shall constitute the consent and agreement of each Represented Party to the appointment and authority of the Representative to act on their behalf pursuant to this Agreement, the Escrow Agreement and the other Transaction Documents.
(d)    The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket costs and expenses incurred as the Representative. In connection with the foregoing, $250,000 (the “Expense Funds”) of the Estimated Closing Merger Consideration shall be paid at the Closing to an account designated by the Representative pursuant to Section 1.5(c)(ii) to be used by the Representative to pay the costs and expenses incurred by the Representative in its capacity as the Representative. The Parties agree that, for all Tax purposes, the Expense Funds shall be treated as having been received and voluntarily set aside by the Former Equityholders and the Option Holders at the time of Closing. In addition, to the extent that the Expense Funds are at any time insufficient (as determined by the Representative in its sole discretion) to cover all of the costs and expenses incurred by the Representative in its capacity as the Representative or amounts due hereunder, then the Representative may, at its option: (i) retain such portion of the Merger Consideration Adjustment Escrow Funds (when and to the extent that the Merger Consideration Adjustment Escrow Funds are released to the Representative (on behalf of the Former Equityholders) in accordance with this Agreement and the Escrow Agreement) as determined by the Representative in its sole discretion for purposes of reimbursement of such costs and expenses; (ii) retain such amount of the proceeds received by the Former Equityholders after the Closing Date under any term or provision of this Agreement; or (iii) seek reimbursement of such costs and expenses directly from the Former Equityholders. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Expense Funds (if any) pro rata to the Former Equityholders (other than the Option Holders) and to an Acquired Company on behalf of the Option Holders, in each case based upon such holder’s Ownership Percentage.
(e)    For purposes of exercising Representative’s rights or satisfying the Representative’s obligations under this Agreement and the Earn Out Agreement, or as necessary for any reasonable business purpose, including financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax Claim or assessment, Parent shall retain and provide the

Representative and its representatives with access, at the Representative’s sole expense, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of any Acquired Company and (ii) the books of account and records of any Acquired Company, but, in each case, only to the extent relating to the assets, liabilities or business of any Acquired Company prior to the Effective Time, and the Representative and its representatives shall have the right to make copies of such books and records, at the sole cost and expense of the Representative; provided, however, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the applicable Acquired Company; and provided, further, as to so much of such information as constitutes trade secrets or confidential business information of any Acquired Company, the Representative and its representatives will enter into a confidentiality agreement reasonably acceptable to Parent and use due care to not disclose such information except (1) with the prior written consent of Parent, (2) where such information becomes available to the public generally, through sources other than the Representative and its representatives or (3) for a disclosure that is required by Law or a securities exchange or in connection with a filing by the Representative under federal or state securities Laws or is reasonably believed to be so required in which case, the Representative shall notify Parent prior to such disclosure and allow Parent the ability to seek a protective order. Nothing in this Section 1.6(e) will require Parent or the Surviving Company to disclose information that is subject to attorney-client privilege. The Surviving Company may nevertheless destroy the financial books and records contemplated by this Section 1.6(e) on or after the five (5)-year anniversary of the Closing Date if Parent sends to the Representative written notice of its intent to destroy such records; provided that any records relevant to the performance or enforcement of obligations under the Earn Out Agreement shall not be destroyed until the completion or expiration of all such obligations; provided further that no such notice shall be required after the six (6)-year anniversary of the Closing Date. Such records may then be destroyed after the 60th day after such notice is given unless the Representative objects to the destruction, in which case the Surviving Company shall deliver such records to the Representative, at the sole cost and expense of the Representative.
1.7    Withholding. Parent, the Company, the Surviving Company, the Representative, and each of their respective Affiliates and agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement and any other Transaction Document such Taxes as are required to be deducted and withheld under applicable Law; provided that, except with respect to any amounts paid to or for the benefit of any Person pursuant to the terms of this Agreement that constitute wages or compensation subject to employment or withholding Tax, so long as a Former Equityholder provides the IRS Form W-9 required under Section 2.2 of this Agreement, no Taxes shall be deducted or withheld from any amounts payable to such Former Equityholder. To the extent that any amounts are ultimately required to be deducted or withheld under this Section 1.7 from amounts payable by Parent or any of its Affiliates after the Closing Date (other than amounts required to be deducted or withheld pursuant to the next sentence of this Section 1.7 and other than amounts required to be deducted or withheld pursuant to Section 1446(f) of the Code), (a) Parent shall provide the Representative with written notice of any such required deduction or withholding no later than five (5) days prior to the date on which the relevant payment is required to be made hereunder, and (b) Parent shall cooperate with the Representative, as reasonably requested, to reduce or eliminate any withholding that otherwise would be required. Notwithstanding anything to the contrary in this Agreement, any amounts paid to or for the benefit of any Person pursuant to the terms of this Agreement that constitute wages or compensation subject to employment or withholding Tax may be paid to the Acquired Company that employs such Person, which Acquired Company will in turn pay the applicable Person such amounts through its payroll system no later than the end of the next regularly scheduled pay period (less applicable withholding, payroll and similar Taxes, which will be deposited with the appropriate Governmental Entity in accordance with applicable Law). Amounts withheld pursuant to this Section 1.7 and timely paid over to the appropriate Tax authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent shall furnish to the Representative a copy of the receipt issued by such Tax authority, if any, or otherwise such other documentation reasonably satisfactory to the Representative, evidencing such payment, in each case, as soon as reasonably practicable.
ARTICLE 2.    CLOSING
2.1    Time and Place of Closing. The closing of the transactions pursuant to this Agreement (the “Closing”) shall take place remotely on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as Parent and Representative mutually agree in writing, via the exchange of electronic copies of documents and signatures, and the confirmation of other matters necessary to consummate the Closing, by the Parties (the “Closing Date”).
2.2    Deliveries by the Company and the Representative. At or prior to the Closing, the Company and the Representative delivered or caused to be delivered to Parent the following items:
(a)    a copy of the Certificate of Merger, duly executed by the Company;
(b)    the Escrow Agreement, duly executed by the Representative and the Escrow Agent;
(c)    (i) a properly completed and duly executed IRS Form W-9 from each of the Former Equityholders that is a “United States person” as defined in Section 7701(a)(30) of the Code and (ii) a properly completed and duly executed applicable IRS Form W-8 from each of the Former Equityholders that is not a “United States person” as defined in section 7701(a)(30) of the Code, together with a certification that complies with the requirements of Treasury Regulation Section 1.1446(f)-2(c)(2)(ii)(B) or (C);
(d)    a duly executed certificate from the Company, dated as of the Closing Date and in the form attached hereto as Exhibit D, that meets the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i);
(e)    a duly executed statement of Aero-Cee Bailey’s Holding Company and notice to the Internal Revenue Service, dated as of the Closing Date, stating under penalty of perjury that Aero-Cee Bailey’s Holding Company is not, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, and in the form attached hereto as Exhibit E;
(f)    the Payoff Letters with respect to the Funded Indebtedness set forth on Schedule 1.5(c)(iii) and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction (or deemed satisfaction) thereof, in form and substance reasonably acceptable to Parent;
(g)    a certificate or other equivalent evidence as of a recent date as to the good standing of each Acquired Company in its respective jurisdiction of formation;
(h)    a certificate of an officer of the Company, duly executed on behalf of the Company and not in such officer’s individual capacity, certifying as to (i) resolutions duly adopted by the General Partner authorizing the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby, (ii) resolutions duly adopted by the Majority Preferred Holders (as defined in the LP Agreement) authorizing the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby, (iii) resolutions duly adopted by the Representative authorizing the execution and delivery of this Agreement by the Representative and the performance by the Representative of the transactions contemplated hereby;

(i)    written resignations of the directors and officers of each Acquired Company as set forth on Schedule 2.2(i);
(j)    to the extent not held or maintained at their registered office or at the Properties, the organizational documents, minute books and similar documentation of each of the Acquired Companies;
(k)    amendments to the Employee Plans, in the form attached hereto as Exhibit F, to remove AOG-Seginus Holding Company LLC, a Delaware limited liability company (“AOG-Seginus”), AOG Aviation Spares LLC, a Delaware limited liability company (“AOG Aviation”), Seginus Aerospace LLC, a Delaware limited liability company (“Seginus Aerospace”), and DAC Engineered Products, LLC, a Delaware limited liability company (“DAC”), as participating employers under the Employee Plans, effective as of the Closing;
(l)    evidence reasonably acceptable to Parent that the employment of the individuals listed on Schedule 2.2(l) have transferred (and their applicable employment agreements assigned) to one of AOG-Seginus, AOG Aviation, Seginus Aerospace or DAC;
(m)    a duly executed assignment, in the form attached hereto as Exhibit G, of the agreements set forth on Schedule 2.2(m) from the Acquired Company party thereto to one of AOG-Seginus, AOG Aviation, Seginus Aerospace or DAC, as applicable; and
(n)    duly executed agreements, in the forms attached hereto as Exhibit H, validly terminating the Contracts set forth on Schedule 2.2(n).
2.3    Deliveries by Parent. At or prior to the Closing, Parent delivered or caused to be delivered to the Representative (on behalf of the Representative or Acquired Companies, as applicable) or such other Person specified herein the following items:
(a)    payment of the amounts in accordance with Section 1.5 to the Person or Persons entitled thereto;
(b)    the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(c)    a certificate of the Secretary of State of the State of Delaware as of a recent date as to the good standing of each of Parent and Merger Sub in such jurisdiction;
(d)    a certificate of the Secretary of Parent, duly executed by him on behalf of Parent and not in his individual capacity, certifying as to the resolutions duly adopted by the Board of Directors of Parent authorizing the execution and delivery of this Agreement by Parent and the performance by Parent of the transactions contemplated hereby; and
(e)    a certificate of the Secretary of Merger Sub, duly executed by him on behalf of Merger Sub and not in his individual capacity, certifying as to the resolutions duly adopted by the managing member of Merger Sub authorizing the execution and delivery of this Agreement by Merger Sub and the performance by Merger Sub of the transactions contemplated hereby.
ARTICLE 3.    REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES
The Company represents and warrants to Parent and Merger Sub that, except as set forth on an applicable Disclosure Schedule, as of the date hereof and as of the Closing Date:
3.1    Organization and Good Standing; Holding Company.
(a)    Each Acquired Company is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of jurisdiction of its incorporation, and has all corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. The Representative is duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of jurisdiction of its incorporation, and has all corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. Each Acquired Company is qualified to do business and is in good standing in the jurisdictions set forth on Schedule 3.1(a), which are the only jurisdictions where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company has made available to Parent a true, accurate and complete copy of the organizational documents of each Acquired Company, each as in effect on the date hereof and as of the Closing Date.
(b)    Each of the Company, Desser and AOG-Seginus is, and always has been, a holding company with no material operations or assets other than, (i) in the case of the Company, the ownership of the Equity Interests of Desser, (ii) in the case of Desser, the ownership of the Equity Interests of the other Acquired Companies and (iii) in the case of AOG-Seginus, the ownership of the Equity Interests of AOG Aviation, and Seginus Aerospace. No Acquired Company holds, has held since August 12, 2014, or to the Company’s Knowledge has ever held prior to August 12, 2014, any Equity Interests in any Person other than another Acquired Company.
3.2    No Conflicts.
(a)    The execution, delivery and performance by the Company and the Representative of this Agreement and the Transaction Documents to which the Company or the Representative are party or otherwise to be delivered by the Company or the Representative pursuant hereto do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of any Acquired Company or the Representative; (ii) violate or conflict with any Law binding upon any Acquired Company or the Representative; (iii) require the consent, notice to or other action by any Person under, or violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under, any agreement or other obligation to which any Acquired Company or the Representative is a party or by which it or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any assets of any Acquired Company; or (iv) result in, require or permit the creation or imposition of any Lien upon or with respect to the assets of any Acquired Company; except, in the case of clauses (ii)-(iv) above, for any violations, breaches, defaults, or Liens that would not be material to the Acquired Companies, taken as a whole.
(b)    No permit, authorization, consent or approval of, or filing with or notification to, any Governmental Entity or any other Person is required in connection with the execution and delivery of this Agreement and the applicable Transaction Documents by the Company or the Representative or the consummation of the transactions contemplated herein and therein.
3.3    Capitalization; Investments and Subsidiaries.
(a)    Each Person listed on Schedule 3.3(a) is the true and lawful beneficial owner of, and owns all right, title and interest in and to, the Company Equity Interests listed next to its name on Schedule 3.3(a), free and clear of all Liens (other than Liens being terminated in connection with the Closing). The Company Equity Interests constitute all of the issued and outstanding limited and general partnership interests or other Equity Interests of the Company. All outstanding Equity Interests of the Company have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute, the Company’s organizational documents or any agreement to which the Company is a party or by which it is bound. There are no offers, options, warrants, rights, agreements, subscriptions or commitments of any kind (contingent or otherwise) relating to the issuance, purchase, acquisition, conversion, registration, voting, sale or transfer of any of the Company’s Equity Interests or obligating the Company or any other Person to purchase or redeem the Company’s Equity Interests.

(b)    The authorized capital of Desser consists of 449,363 units, 405,222 of which are issued and outstanding and owned by the Company, free and clear of all Liens (other than Liens being terminated in connection with the Closing) and 44,140 of which are reserved for issuance upon the exercise of options occurring simultaneously with the Closing. All outstanding Equity Interests of Desser have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute, Desser’s organizational documents or any agreement to which Desser a party or by which it is bound. Other than those listed on Schedule 3.3(b)(i) and Schedule 3.3(b)(ii), there are no offers, options, warrants, rights, agreements, subscriptions or commitments of any kind (contingent or otherwise) relating to the issuance, purchase, acquisition, conversion, registration, voting, sale or transfer of any Equity Interests of Desser or obligating Desser or any other Person to purchase or redeem any such Equity Interests. Schedule 3.3(b)(ii) sets forth a true and complete list of all outstanding Unit Options specifying, with respect to each such Unit Option: (i) the name of each Option Holder, (ii) the number of Units subject to each such Unit Option, (iii) the date of grant, (iv) the exercise price per Unit and (v) whether each such Unit Option is intended to qualify as an incentive stock option. All Unit Options have been issued pursuant to the Unit Option Plan. The exercise price of each Unit Option was equal to or greater than the fair market value of a Unit on the grant date for such Unit Option.
(c)    Exhibit A contains a list of each Subsidiary of Desser or any other Person in which Desser holds or owns any Equity Interest, including its name, its jurisdiction of incorporation, authorized Equity Interests and issued and outstanding Equity Interests. All of the issued and outstanding Equity Interests of each such Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens, except for Liens arising under applicable securities Laws or such Subsidiaries’ organizational documents, are duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute, the Company’s organizational documents or any agreement to which any such Subsidiary is a party or by which it is bound. There is no offer, subscription, option, warrant, right, agreement or commitment of any kind (contingent or otherwise) relating to the issuance, purchase, acquisition, conversion, registration, voting, sale, delivery, transfer or redemption of the Equity Interests of any of such Subsidiaries (including any right of conversion or exchange under any outstanding security or other instrument).
(d)    Except as set forth on Schedule 3.3(d), no Company Equity Interests or any Equity Interests of any other Acquired Company are subject to vesting or forfeiture rights or repurchase by the Company or such other Acquired Company. There are no outstanding or authorized equity appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Acquired Company.
3.4    Power and Authorization.
(a)    The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and under any Transaction Documents to which it is party or otherwise required to be delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Transaction Documents to which it is party or otherwise required to be delivered by it pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited partnership action and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy. When executed and delivered as contemplated herein, the Transaction Documents to which the Company is party or that are otherwise required to be delivered by the Company pursuant hereto shall constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy.

(b)    The Representative has full legal right, power and authority to enter into and perform its obligations under this Agreement and under any Transaction Documents to which it is party or otherwise required to be delivered by it pursuant hereto and to consummate the transactions hereby and thereby. The execution, delivery and performance by the Representative of this Agreement and any Transaction Documents to which it is party or otherwise required to be delivered by it pursuant hereto and the consummation by the Representative of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no other proceedings on the part of the Representative are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Representative and constitutes the legal, valid and binding obligation of the Representative enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy. When executed and delivered as contemplated herein, the Transaction Documents to which the Representative is party or that are otherwise required to be delivered by the Representative pursuant hereto shall constitute the legal, valid and binding obligation of the Representative, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy.
3.5    Financial Statements. Attached to Schedule 3.5 are true and complete copies of the (a) audited consolidated balance sheets of Desser and its Subsidiaries dated as of December 31, 2021 and 2020 and the related audited consolidated statements of comprehensive loss, members’ capital and cash flows for the years then ended, including the notes thereto (the “Audited Financial Statements”), (b) the unaudited consolidated balance sheets of Desser and its Subsidiaries dated as of December 31, 2022 and the related unaudited consolidated statements of comprehensive loss, members’ capital and cash flows for the years then ended, including the notes thereto (the “2022 Financial Statements”) and (b) unaudited consolidated balance sheet of Desser and its Subsidiaries dated as of March 31, 2023 (the “Balance Sheet” and the date thereof, the “Balance Sheet Date”) and the related unaudited consolidated statement of profit and loss for the three (3)-month period then ended (the “Interim Financial Statements” and, collectively with the Audited Financial Statements and the 2022 Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position of Desser and its Subsidiaries, on a consolidated basis, as of the dates thereof and the results of their operations and cash flows for the years then ended in conformity with GAAP, subject, in the case of the Interim Financial Statements, to the absence of footnotes (that, if presented, would not differ materially from those presented in the Audited Financial Statements and 2022 Financial Statements) and to normal year-end reclassifications and adjustments (the effect of which would not be materially adverse). The Financial Statements are based on the books and records of the Acquired Companies. The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP. There are no liabilities or obligations of the Acquired Companies other than those that (i) are disclosed or reserved against on the Balance Sheet, (ii) have been incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (iii) incurred in connection with this Agreement and the transactions contemplated hereby.
3.6    Real Property.
(a)    No Acquired Company owns, has owned since August 12, 2014, or to the Company’s Knowledge has ever owned prior to August 12, 2014, any real property.
(b)    Schedule 3.6 sets forth the address of all real property leased by any Acquired Company (collectively, the “Properties”) and identifies each lease, sublease, license or other occupancy agreement, as applicable, under which such Properties are occupied by the Acquired Companies (collectively, the “Company Leases”). The Acquired Companies listed on Schedule 3.6 own all right, title and interest in all leasehold estates and other rights purported to be granted to each of them by the Company Leases, in each case free and clear of any Lien except for: (i) Liens for current taxes, assessments and governmental charges and levies that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which reserves have been established on the Balance

Sheet in accordance with GAAP; (ii) any zoning or other governmentally-established restrictions or Liens; (iii) materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like Liens arising in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP; (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like Laws, or to secure the performance of construction contracts, leases, statutory obligations, surety, appeal or performance bonds; and (v) such minor Liens, including utility and municipal easements and restrictions, in each case as do not, individually or in the aggregate, detract in any material respect from the value of the Property subject thereto and do not materially interfere with the use of the Property subject thereto in the ordinary conduct of the business of the applicable Acquired Company as presently conducted (collectively, the “Permitted Liens”).
(c)    Each Company Lease is the legal, valid and binding obligation of the applicable Acquired Company, and, to the Knowledge of the Company, the other parties thereto, enforceable against the applicable Acquired Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy. No breach or default in any material respect by the applicable Acquired Company under any Company Lease has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Knowledge of the Company, no breach or default by any other Person under any Company Lease has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Knowledge of the Company, no offsets or defenses are currently available to any party under any Company Lease. The Company has made available to Parent true, accurate and complete copies of each Company Lease and any amendments, modifications or other agreements related thereto and in effect.
(d)    There are no licenses, concessions, occupancy agreements or other Contracts to which any of the Acquired Companies is a party granting to any other Person the right of use or occupancy of the Properties, and there is no Person other than an Acquired Company in possession of the Properties. No condemnation Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Property.
(e)    No Acquired Company has received any written notice of either (i) violations of building codes and/or zoning ordinances or other Laws affecting any Property or (ii) any existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability of the Acquired Companies to occupy any Property as currently occupied. To the Knowledge of the Company, each applicable Acquired Company has obtained all certificates of occupancy and other permits or approvals required from any Governmental Entity with respect to the use and occupancy of each Property. All leasehold improvements made by or on behalf of an Acquired Company at any Property are in compliance with all applicable Laws. All of the buildings, fixtures and structures leased by any applicable Acquired Company pursuant to a Company Lease are in good operating condition, subject to ordinary wear and tear, and are adequate and suitable for their present uses and purposes. Neither the whole nor any material portion of any Property has been damaged or destroyed by fire or other casualty during the time any Acquired Company has operated at such Property.
3.7    Personal Property. Each Acquired Company has good and valid title to the personal property owned by it, free and clear of all Liens, except for any Permitted Liens. All personal property used but not owned by an Acquired Company is used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon such Acquired Company (as applicable) and, to the Knowledge of the Company, each other party thereto, in accordance with their terms.
3.8    Taxes.
(a)    Each Acquired Company has duly and timely (taking into account extensions) filed all income and other material Tax Returns required to be filed by it. All such income and other material Tax Returns were correct and complete in all material respects when filed or when amended. Each Acquired Company has timely paid all income and other material Taxes of the Acquired Companies (whether or not shown as due and payable on such Tax Returns).
(b)    All material Taxes that any Acquired Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Law when due, have been duly and timely paid to the proper Governmental Entity.
(c)    No Acquired Company has requested an extension of time to file any Tax Return not yet filed, nor has it been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any open Tax year.
(d)    All Tax deficiencies that have been assessed or asserted in writing against any Acquired Company have been fully paid or finally settled or otherwise resolved. There is no audit, Proceeding or assessment pending against any Acquired Company in respect of any Tax or Tax Return and no Acquired Company has received any written notice from any Governmental Entity that any such audit, Proceeding or assessment concerning any income or other material Tax Return or Taxes of the Acquired Companies is pending, threatened or proposed.
(e)    There are no Liens for Taxes (other than Liens described in clause (i) of the definition of Permitted Liens) upon the assets of the Company.
(f)    No Acquired Company is party to or bound by any Tax indemnity or Tax sharing agreement, other than (i) an agreement the principal purpose of which is not related to Taxes or (ii) the Tax distribution provision of any operating agreement of an Acquired Company.
(g)    No Acquired Company is liable for the Taxes of any other Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 or any applicable Law, as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes) or otherwise. Other than a group the common parent of which is Aero-Cee Bailey’s Holding Company, no Acquired Company has been a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code, or any other affiliated, consolidated, combined, unitary or aggregate Tax group for any taxable period under applicable Law.
(h)    No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under the Laws in effect as of the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions entered into prior to the Closing or any excess loss account in existence as of the Closing, in each case, as described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received or deferred revenue accrued outside the ordinary course of business prior to the Closing. No Acquired Company will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Code Section 965(h).
(i)    No Acquired Company participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (other than a “loss transaction” in respect of which the Acquired Company properly complied with the applicable disclosure requirements under the Code with respect thereto), or any transaction requiring disclosure under a similar or comparable provision of applicable state, local or non-U.S. Law.
(j)    No Acquired Company has been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing stages or steps having no commercial purpose and designed wholly or mainly for the purpose of improperly avoiding, deferring or reducing a liability to Tax.

(k)    No Acquired Company has deferred any Taxes or claimed any Tax credits pursuant to the CARES Act and COVID Relief Programs.
(l)    The Company has always been classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes and the U.S. federal (and applicable state and local) income Tax classification of each other Acquired Company is set forth on Schedule 3.8(l). No IRS Form 8832 or other entity classification election for Tax purposes has been made or filed by or on behalf of any Acquired Company.
(m)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the three (3) years prior to the Closing Date.
(n)    No Non-U.S. Acquired Company which was incorporated in the United Kingdom has ever been subject to the loan to participator rules as set out in Part 10 of the U.K. Corporation Tax Act 2010.
(o)    The unpaid Taxes of the Acquired Companies for all periods ending on or before the date of the 2022 Financial Statements, if any, did not, as of the date of the 2022 Financial Statements, exceed the reserve for Tax liabilities set forth on the face of such 2022 Financial Statements (rather than any notes thereto) and the unpaid Taxes of the Acquired Companies for all periods ending on or before the Closing Date will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns.
(p)    No Acquired Company has any deferred intercompany gain or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code.
(q)    No Acquired Company is, nor at any time has ever been, subject to the application of the loss deferral rules contained in Section 267(f) of the Code and the Treasury Regulations promulgated thereunder.
(r)    No Acquired Company has ever had a permanent establishment (within the meaning of an applicable Tax treaty or convention) in any jurisdiction other than the jurisdiction in which it is organized. Each Acquired Company is, and has only ever been, Tax resident in the country in which it is organized.
(s)    No Acquired Company owns any equity interests in any entity treated as a partnership for U.S. federal (or applicable state and local) income tax purposes.
(t)    No Acquired Company is subject to any gain recognition agreement under Section 367 of the Code.
(u)    No Acquired Company has engaged in any transactions that required recapture of dual consolidated losses within the meaning of Section 1503(d) of the Code.
(v)    No Acquired Company is party to any Contract or agreement with a Governmental Entity regarding, or the recipient of, any Tax incentive, holiday, or abatement (in each case, relating to material Taxes) in any jurisdiction that, based on applicable Law, is subject to recapture or will be terminated as a result of the transactions contemplated hereby.
(w)    No Acquired Company is liable for any material amounts under any escheat or unclaimed property laws.
(x)    Each Acquired Company has registered for the purposes of value added tax (or equivalent material taxes) when required to do so, and such Acquired Companies have complied in all material respects with the laws relating to value added tax (or equivalent material taxes).

3.9    Litigation. Except as set forth on Schedule 3.9(a) there are, and in the past three (3) years there have been, no actions, suits, proceedings, arbitrations, mediations, claims, investigations or audits (each, a “Proceeding”) against, brought or threatened by or, to the Knowledge of the Company, otherwise involving or threatened against, any Acquired Company, its businesses or assets, or its directors, officers, or equityholders in their capacities as such. Other than with respect to any Orders regarding Tax matters (which are the subject of Section 3.8), Schedule 3.9(b) sets forth any Order to which any Acquired Company is subject, and no Acquired Company is in default with respect to any such Order. There are no actions, suits or proceedings pending against or, to the Knowledge of the Company, investigations involving, the Representative, any Former Equityholder or any Acquired Company that, in any such case, may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.
3.10    Labor Matters.
(a)    Schedule 3.10 contains a complete and accurate list of the employees and individual independent contractors of the Acquired Companies and shows for each such employee as of the date hereof: his or her name, position, employing entity, employment location, date of hire, status as active or inactive, notice period (if applicable), status as full-time or part-time, base salary or hourly wage (as applicable) and any variable remuneration, for employees, whether exempt or non-exempt under the Fair Labor Standards Act (if applicable), and for independent contractors, the duties each is retained to provide.
(b)    The Acquired Companies are not party to or bound by any collective bargaining agreements or any other agreement or arrangement with any trade union or any other body representing employees, and there are no collective bargaining agreements applicable to any Persons employed by any Acquired Company. To the Knowledge of the Company, (i) no petition has been filed or Proceeding instituted by an employee or group of employees of any Acquired Company with any labor relations board seeking recognition of a bargaining representative with respect to any Acquired Company and (ii) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of any Acquired Company. During the last three (3) years, there have not been any, and there are not currently any, work slowdowns, lockouts, stoppages, picketing strikes or other form of industrial dispute pending, or to the Knowledge of the Company, threatened between any Acquired Company, on the one hand, and its employees, on the other hand.
(c)    Each Acquired Company is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws relating to such Acquired Company’s employees, including those relating to wages, hours, collective bargaining and labor management relations, employee classification, unemployment insurance, worker’s compensation, equal employment opportunity, discrimination, sexual harassment, civil rights, affirmative action, the calculation of holiday pay, work authorization and immigration control, leave, and the payment and withholding of Taxes. There are no Proceedings against the Acquired Companies pending or to the Knowledge of the Company, threatened, and there have been no Proceedings against any Acquired Company during the last three (3) years under any Law relating to employees or employment practices or with respect to breaches of any such Law.
(d)    During the last three (3) years, no Acquired Company has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or any similar state or local Law or carried out any collective redundancies in the United Kingdom, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law or given notice of any redundancies to the relevant United Kingdom Secretary of State, or incurred any liability or obligation under WARN, the United Kingdom Trade Union and Labour Relations (Consolidation) Act 1992 or any similar state or local law that remains unsatisfied.
(e)    During the last three (3) years, no Acquired Company (i) has been found in violation of any Laws relating to employees or other labor-related matters; (ii) is or has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to current or former employees, officers or directors or employment practices; and (iii) is or has been subject to any audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity

Commission, Occupational Safety and Health Administration, the Department of Labor, U.S. Citizen and Immigration Services, or any comparable Governmental Entity, or subject to fines, penalties, or assessments associated with such audits or investigations.
(f)    In the past three (3) years, there has been no allegation of sexual harassment or employment discrimination brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, any Acquired Company or by any applicant for employment with any Acquired Company.
(g)    All employees of the Acquired Companies employed in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government. No Acquired Company has been the subject of an immigration compliance or employment visit from, been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, the U.S. Citizen and Immigration Services, or any other similar Governmental Entity. Each Acquired Company has obtained and maintained all required records regarding each employee's eligibility to work in the jurisdiction in which they are currently working in accordance with applicable Laws. Employees of the Acquired Companies have a valid and subsisting permission or authority to remain in the jurisdiction in which they are currently working and work for the relevant Acquired Company and no such permission or authority will expire within six months of Closing.
(h)    No employees based in the United Kingdom are subject to terms and conditions that are materially different to those that have been disclosed in Schedule 3.12(p).
3.11    Intellectual Property Rights and Data Protection.
(a)    Schedule 3.11(a) contains a complete and correct list of (i) all active registrations of, and all pending applications to register, any Company Intellectual Property Rights (the “Company Registered IP”), indicating for each item the owner, registration or application number, the registration or application date, and the applicable filing jurisdiction; and (ii) all material unregistered Company Intellectual Property Rights. The Company Registered IP identified on Schedule 3.11(a) are held and/or recorded in the name of the Acquired Company listed thereon, not subject to any pending cancellation, interference, reissue or reexamination proceeding, are subsisting, valid and, to the Knowledge of the Company, enforceable, and are not subject to any outstanding Order adversely affecting the validity or enforceability of, or any Acquired Company’s ownership or use of, or rights in or to, any such Intellectual Property Rights. The Acquired Companies are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP, except in each case as the Acquired Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.
(b)    The Acquired Companies own the exclusive right, title and interest to the Company Registered IP, free and clear of all Liens (other than Permitted Liens). Each Acquired Company owns or has sufficient and valid rights to use pursuant to a Contract listed in Section 3.12(c)(i) all Intellectual Property Rights to, and used in, the conduct of its business as currently conducted.
(c)    Each Acquired Company has taken commercially reasonable steps to protect and maintain (as applicable) the Company Intellectual Property Rights (including the Company Registered IP) and the confidentiality of all material Trade Secrets that are owned, used or held by any Acquired Company, and to the Knowledge of the Company, no such material Trade Secrets have been used, disclosed to or otherwise discovered by any Person except pursuant to a valid and enforceable non-disclosure agreement that has not been breached by such Person.
(d)    Neither the conduct of the respective businesses of the Acquired Companies, nor the development, display, manufacture, use, sale or other exploitation of any of their products or services has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person. No Acquired Company has received any written communication in the past three (3) years alleging that an Acquired Company has infringed or misappropriated any Intellectual Property Rights of any Person or contesting or challenging an Acquired Company’s use, validity, enforceability or ownership of any Company Intellectual Property Rights or Intellectual Property Rights exclusively licensed to an Acquired Company or any written claim, notice or invitation to license or similar communication. There are no Proceedings pending or, to the Knowledge of the Company, threatened, against any Acquired Company that allege that any Acquired Company is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Rights and, to the Knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Proceeding. To the Knowledge of the Company, no third party is infringing upon or violating any of the Company Intellectual Property Rights or has been infringing upon or violating any of the Company Intellectual Property Rights. Except as set forth in Schedule 3.11(d), in the past three (3) years, no Acquired Company has sent any notice to or asserted or threatened any action or claim against any Person involving or relating to any infringement of any Company Intellectual Property Rights.
(e)    Each Person (including any employees, officers, contractors or service providers) whose work for or on behalf of any Acquired Company has involved, or is reasonably expected to involve, the development, discovery, conception or reduction to practice of any material Intellectual Property Rights, has executed a written agreement containing a valid and enforceable present assignment to an Acquired Company of all Intellectual Property Rights developed during the course of such Person’s work for or on behalf of an Acquired Company. No such Person retains or purports to retain any right, title or interest in or to any such Intellectual Property Rights.
(f)    No Acquired Company owns or purports to own any proprietary software, and there is no software included in the Company Intellectual Property Rights.
(g)    All IT Assets owned, used or held for use by any Acquired Company (i) are free from any material defect, to the extent applicable, and (ii) do not contain any virus, software, routine or hardware component designed to permit unauthorized access or control, or to disable or otherwise harm any computer, systems or Software, including with the passage of time. The IT Assets owned, used or held for use by any Acquired Company are sufficient in all material respects for the operation of the businesses of the Acquired Companies as currently conducted. Except as set forth on Schedule 3.11(g), in the past three (3) years, there has been no unauthorized access to or unauthorized use of any such IT Assets.
(h)    Each Acquired Company is in compliance with, and has during the last three (3) years complied with, all applicable Privacy Laws in all material respects. Each Acquired Company materially follows its posted Privacy Policies regarding the Processing of Personal Information. In the last three (3) years, each Acquired Company has at all times made all required disclosures to, and obtained any required consents from, users, customers, employees, contractors, Governmental Entities and other applicable Persons as required by applicable Privacy Laws. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will violate any applicable Privacy Law or Privacy Policy. Each Acquired Company does not “sell” Personal Information, as such term and equivalent terms are defined in applicable Privacy Law.
(i)    Except as set forth in Schedule 3.11(g), during the last five (5) years, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information or Company Data held by or on behalf of any Acquired Company, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information or Company Data and owned or maintained by each, their customers, subcontractors or vendors, or any other Persons on their behalf (a “Security Breach”), and no Acquired Company has any reason to reasonably suspect a Security Breach has occurred.
(j)    Each Acquired Company has at all times in the last three (3) years used commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate Security Breaches. Each Acquired Company has at all times in the last three (3) years maintained commercially reasonable security measures, controls, technologies, polices and safeguards sufficient to comply with applicable Privacy Laws and Contracts and to the extent required by Privacy Laws, requires the same of all vendors that Process Personal Information and Company Data on its behalf. Each

Acquired Company maintains disaster recovery and business continuity plans, procedures and facilities that are commercially reasonable and that satisfy each Acquired Company’s contractual and legal obligations.
(k)    There is no Proceeding initiated by any other Person pending or, threatened in writing against any Acquired Company alleging a violation of any Person’s rights under any Privacy Law, nor has there been any court order adversely affecting any Acquired Company’s use, disclosure or other processing of any Personal Information. There are no facts or circumstances that could constitute a reasonable basis for any such Proceeding relating to data privacy, data protection or data security. No Acquired Company has received any communications from or, to the Knowledge of the Company, been the subject of any investigation by, the Federal Trade Commission, a data protection authority, or any other Governmental Entity regarding its acquisition, use, disclosure or other processing of any Personal Information.
3.12    Contracts and Commitments. Schedule 3.12 sets forth a complete and accurate list of the following:
(a)    each contract, agreement, license, commitment, obligation or understanding, whether written or oral, to which any Acquired Company is party or by which any of their assets are bound, in each that is legally binding (a “Contract”), with any Top Customer or that involves the performance of services or the delivery of goods or materials by any Acquired Company of an amount or value in excess of $150,000; provided, however, open sales orders that constitute Contracts shall be considered Contracts for purposes of this Agreement but shall not be required to be listed on Schedule 3.12 solely because such orders are responsive to this Section 3.12(a);
(b)    each Contract with any Top Supplier or that involves the performance of services for or the delivery of goods or materials to any Acquired Company of amount or value in excess of $150,000; provided, however, open purchase orders that constitute Contracts shall be considered Contracts for purposes of this Agreement but shall not be required to be listed on Schedule 3.12 solely because such orders are responsive to this Section 3.12(b);
(c)    each Contract pursuant to which an Acquired Company: (i) receives a license, assignment, covenant not to sue, release, option or other right to any Intellectual Property Rights that are material to the business of any Acquired Company or are currently used or embodied in any product or service sold or made available by any Acquired Company, other than with respect to non-exclusive licenses to non-customized commercially available software granted on generally available terms; (ii) grants or agrees to grant to a third person a license, assignment, covenant not to sue, release, option or other right under any Company Intellectual Property Rights, excluding licenses granted by an Acquired Company to its customer for the purpose of utilizing the products or services of an Acquired Company, or to employees, consultants, agents, distributors or sales representatives for the purpose of permitting such Persons to provide services to or on behalf of, an Acquired Company; or (iii) otherwise agrees to limit its use of any trademark owned by an Acquired Company (such as any co-existence or consent agreement);
(d)    each Contract for capital expenditures in excess of $150,000;
(e)    each Contract relating to Funded Indebtedness;
(f)    each representative, distribution, marketing or sales agency Contract;
(g)    each Contract containing covenants limiting the freedom of any Acquired Company or any of its Affiliates to engage in any line of business, to compete with any Person or covenants of another Person not to compete with any Acquired Company or to solicit for employment, hiring or employing any Person;
(h)    each Contract entered into by any Acquired Company since January 1, 2017 or under which any Acquired Company has outstanding obligations or liabilities, in each case with respect to the acquisition or disposition of any other entity, business, line of business or material amount of assets;
(i)    all Contracts that contain an “exclusivity” or similar provision that requires the Company or its Subsidiaries to purchase its total or a material portion of its requirements of any product or service from a third party;
(j)    each employment, severance, change of control, deferred compensation, or consulting agreement with executive officers of any Acquired Company and each commission, agency and representative agreement or arrangement to which any Acquired Company is a party or is otherwise bound and agreements or arrangements that have expired by their terms;
(k)    all Contracts that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates or that grant any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of any Acquired Company;
(l)    all collective bargaining agreements;
(m)    all Government Contracts in effect as of the date hereof;
(n)    each Contract with respect to a joint venture, partnership or the sharing of profits, revenues, losses, costs or liabilities of any Person other than a Acquired Company;
(o)    each Contract with a Former Equityholder or any Affiliate thereof that will remain in effect or under which there will be any further obligations or restrictions following the Closing; and
(p)    current pro forma employment contracts applicable to each category of employee based in the United Kingdom who is employed by an Acquired Company.
Each Contract listed or required to be listed on Schedule 3.12 (including any open sales orders) is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company and, to the Knowledge of the Company, the other parties thereto, enforceable against the applicable Acquired Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ rights generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy. No breach or default in any material respect by any of the Acquired Companies under any of the Contracts listed or required to be listed on Schedule 3.12 (including any open sales or purchase orders) has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such Contract. To the Knowledge of the Company, no breach or default by any other Person under any of the Contracts listed or required to be listed on Schedule 3.12 (including any open sales or purchase orders) has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such Contract. The Company has made available to Parent true, accurate and complete copies of each of the Contracts listed or required to be listed on Schedule 3.12 (including any open sales or purchase orders), in each case, as amended or otherwise modified and in effect. Neither the Representative nor any Acquired Company has been notified by any counterparty to any such Contract that such counterparty is terminating or intends to terminate such Contract.
3.13    Recent Events. Except as set forth on Schedule 3.13, since the Balance Sheet Date, (x) the Acquired Companies have conducted their business in the ordinary course of business consistent with past practice and (y) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, except as disclosed in the applicable subsection of Schedule 3.13, since the Balance Sheet Date:
(a)    no Acquired Company has sold, leased, transferred, or assigned any of its assets, other than sales of inventory in the ordinary course of business;
(b)    no party (including any Acquired Company) has entered into, terminated, cancelled, amended, modified or accelerated any Contract that is listed or required to be listed on Schedule 3.12;
(c)    no Acquired Company has imposed any Liens (other than Permitted Liens) upon any of its assets;
(d)    no Acquired Company has made any capital expenditures, or committed to make any capital expenditures, in excess of $150,000;
(e)    no Acquired Company has made any capital investment in, any loan to, or any acquisition of the securities or assets (other than purchases of inventory, supplies and equipment in the ordinary course of business) of, any Person or business;
(f)    no Acquired Company has created, incurred, assumed or guaranteed any Funded Indebtedness (other than draws under a revolving line of credit in the ordinary course of business consistent with past practice);
(g)    no Acquired Company has delayed the payment of accounts payable past the date when such obligation would have been paid in the ordinary course consistent with past practice, or accelerated the collection of account receivable in advance of when such receivable would have been collected in the ordinary course of business consistent with past practice;
(h)    no Acquired Company has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $75,000;
(i)    no Acquired Company has transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;
(j)    no Acquired Company has issued, sold, or otherwise disposed of any of its Equity Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Equity Interests;
(k)    no Acquired Company has declared, set aside or paid any dividend or made any distribution with respect to its Equity Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Equity Interests;
(l)    no Acquired Company has experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its property;
(m)    no Acquired Company has entered into any transaction with any of its directors, managers, officers or employees;
(n)    no Acquired Company has (i) made or promised any increase in excess of 6% the base compensation of any of its directors, managers, officers or employees, (ii) adopted, amended, modified, or terminated any Employee Plan, (iii) hired any individual with salary or overall compensation greater than $100,000, (iv) taken action or used discretion to adjust the payment of bonuses under the Desser Holding Company, LLC Annual Bonus Plan, including, but not limited to, providing for the payment of pro-rata bonuses or providing for payment of bonuses at target levels without regard to the achievement of applicable performance metrics, or (v) made any other change in employment terms for any of its directors, managers, officers or employees;
(o)    no Acquired Company has made any loans or advances of money;
(p)    no Acquired Company has made any material changes in its accounting policies, methods, principles or practices or any of its cash management practices;
(q)    no Acquired Company has made any material Tax election, changed its method of Tax accounting (except as the result of any change in Law), prepared any Tax Returns in a manner which is inconsistent in any material respect with the past practices of such Acquired Company with respect to the treatment of items on such Tax Returns, incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice, filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of such Acquired Company, or settled any claim relating to Taxes; and
(r)    no Acquired Company has entered into any agreement, understanding or commitment by any Acquired Company to do any of the foregoing.
3.14    Employee Benefit Plans.
(a)    Schedule 3.14(a) contains a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) all other employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, welfare benefit, retirement, pension, profit sharing or deferred compensation plans, contracts, programs or arrangements of any kind including, in the United Kingdom, any custom and practice of making enhanced redundancy payments or any agreed procedure for redundancy selection, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements, whether or not funded, in each such case (A) that are sponsored or maintained by any Acquired Company, (B) with respect to which any Acquired Company is required to make payments, transfers or contributions, or (C) with respect to which any Acquired Company has or could reasonably be expected to have any current or contingent Liability (including on account of any member of the Controlled Group) (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively). Schedule 3.14(a) separately identifies each Employee Plan that is maintained outside the United States and, in respect of any schemes, plans or practices (whether discretionary or otherwise) under which any employee of an Acquired Company that is based in the United Kingdom may be entitled to receive a bonus, commission or other incentive award, includes details of (y) all payments that are proposed and yet to be paid; and (z) payments made for the two financial years preceding the year in which Closing takes place.
(b)    All Employee Plans have been administered in compliance in all material respects with their terms, any related documents or agreements, and applicable Law (including the applicable provisions of ERISA and the Code). With respect to each Employee Plan, (i) each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and is, as most recently amended, the subject of a favorable determination and/or opinion or advisory letter as to its qualification and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (ii) none of the Acquired Companies, any employee or director of the Acquired Companies, or, to the Knowledge of the Company, any other “disqualified person” (as defined in Section 4975 of the Code) or any other “party in interest” (as defined in Section 3(14) of ERISA) has engaged in, or been a party to, any “prohibited transaction” (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Plan (other than any such transactions for which a statutory, regulatory or administrative exemption is available) that could reasonably be expected to result in liability for any Acquired Company; and (iii) there are no Proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity or by any participant or beneficiary against any of the Employee Plans, other than routine claims for benefits. Each Employee Plan that is maintained outside the United States (A) that is required to be registered or meet requirements to receive tax favored treatment, has been registered or met such requirements, and (B) has been maintained in good standing with the applicable regulatory authorities.

(c)    Copies of the following materials have been delivered or made available to Parent, if applicable: (i) true and complete copies of the current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) the most recent determination, advisory or opinion letters from the IRS with respect to any Employee Plan, (iii) the currently effective summary plan descriptions, together with any summaries of material modifications thereto, with respect to any Employee Plan, (iv) the three most recent Form 5500 annual reports with respect to any Employee Plan, (v) all trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan, and (vi) all material correspondence relating to any Employee Plan between an Acquired Company or its representatives and any Governmental Entity within three (3) years prior to the date hereof and as of the Closing Date.
(d)    No Employee Plan is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA or a plan that is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. None of the Acquired Companies nor any other member of the Controlled Group has had an obligation to contribute to a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), in each case, that would result in liability of any Acquired Company on or after the Closing.
(e)    Except as disclosed on Schedule 3.14(e), the consummation of the transactions contemplated herein will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director, or consultant of any Acquired Company to severance pay or any other payment under any Employee Plan, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any such individual, (iii) result in any forgiveness of indebtedness with respect to any such individual, (iv) trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the rights of any Acquired Company to administer, amend or terminate any Employee Plan other than as imposed by Law.
(f)    Other than such continuation of benefit coverage under group health plans as is required by applicable Law, no Employee Plan provides benefits or coverage in the nature of health or life insurance for any employee or any beneficiary of an employee after the employee’s termination of employment.
(g)    With respect to each group health plan benefiting any current or former employee of an Acquired Company or any other member of the Controlled Group that is subject to Section 4980B of the Code, the Acquired Companies and each member of the Controlled Group have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA in all material respects.
(h)    Each Employee Plan, and each Acquired Company, is in compliance with, and has been operated in compliance with, the applicable requirements of the Patient Protection and Affordable Care Act and the Health Care Education and Reconciliation Act of 2010, and no Acquired Company has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any tax, penalty, or other payment under Section 4980D or 4980H of the Code.
(i)    All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date.
(j)    No Acquired Company has agreed or committed to institute any additional plan, program, arrangement or agreement for the benefit of any current or former employees, officers, directors, managers, or independent contractors (who are natural Persons) of the Acquired Company that would be considered an Employee Plan, or to make any additional amendments to any of the Employee Plans.

(k)    No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to an Acquired Company under any employment, severance or termination agreement, other compensation arrangement or Employee Plan in effect as of the Closing Date would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no such disqualified individual is entitled to receive any “gross-up”, indemnification or other payment from an Acquired Company in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.
(l)    Each Employee Plan and any other payment or arrangement for which the Acquired Company has liability that is subject to Section 409A of the Code is in documentary compliance with, and has been operated in compliance with, Section 409A of the Code, and no person has a right to any gross up or indemnification from an Acquired Company with respect to any such Employee Plan, payment or arrangement subject to Section 409A of the Code.
(m)    No Acquired Company is or has at any time been (i) an “employer” for the purposes of sections 38 to 51 of the UK Pensions Act 2004 and section 75 of the UK Pensions Act 1995 in relation to an occupational pension scheme (as that term is defined in those Acts), (ii) either “connected” with or an “associate” of (as those terms are used in sections 38 to 51 of the UK Pensions Act 2004) such an employer, or (iii) issued with a “financial support direction”, “contribution notice” or “restoration order” in respect of any occupational pension scheme (as those terms are used in sections 38 to 56 of the UK Pensions Act 2004) or a warning notice or determination notice in relation to a contribution notice.
(n)    No employee of an Acquired Company that is based in the United Kingdom or is subject to an employment agreement governed by English law is entitled: (i) to notice of termination in excess of three months or (ii) to a payment on termination of employment other than in accordance with their contract of employment or as set out in Schedule 3.14(a).
3.15    Compliance with Laws.
(a)    Each Acquired Company is, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws, and no Acquired Company has received any unresolved written notice of any violation or delinquency, or potential violation or delinquency with respect to any applicable Laws.
(b)    Each Acquired Company has applied for or filed, or owns, possesses, has or otherwise lawfully uses (and has for the past three (3) years owned, possessed or otherwise lawfully used) all material federal, foreign, state, local and other governmental consents, licenses, permits, franchises and approvals (collectively “Authorizations”) that are necessary or required for such Acquired Company to conduct its business as presently conducted and all such Authorizations are valid and in full force and effect, and (i) no Acquired Company is in default in any material respect under any Authorization, (ii) each Acquired Company is in compliance in all material respects, and has been in compliance in all material respects for the last three (3) years, with the terms and requirements of such Authorization, as applicable, (iii) all fees and charges with respect to such Authorization which are due and payable have been paid in full and (iv) no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Authorization
(c)    Each Acquired Company has retained all written records as required by all applicable Laws, including, without limitation, regulations promulgated by any Governmental Entity with respect to the Authorizations held by each of them. Each Acquired Company possesses all necessary Intellectual Property Rights required to retain, maintain, and utilize the Authorizations.

3.16    Environmental Compliance. Except as set forth on Schedule 3.16:
(a)    Each Acquired Company is, and for the past five (5) years has been, in compliance in all material respects with and does not presently have any unresolved written notice of any material violation or delinquency with respect to, any Environmental Laws. Neither the Acquired Companies nor, to the Knowledge of the Company, any of the Properties, has been made subject to any unresolved Proceeding or Order pursuant to applicable Environmental Laws.
(b)    Each Acquired Company over the last five (5) years has obtained, or is in the process or renewing in the ordinary course of business, all material Authorizations required under applicable Environmental Laws for the conduct of such Acquired Company’s business as conducted during the last five (5) years.
(c)    There is no Environmental Claim pending, to the Knowledge of the Company, or threatened in writing against any Acquired Company or the Properties.
(d)    No Acquired Company has released any Hazardous Material that requires any material investigation or material remediation by the Acquired Company pursuant to Environmental Law.
(e)    To the Knowledge of the Company, there are no pending Environmental Claims related to per- or polyfluoroalkyl substances (commonly referred to as “PFAS”) that are presently regulated as Hazardous Materials as defined herein arising from the properties listed on Schedule 3.16(e).
(f)    The Company has made available to Parent true and correct copies of all material, final, non-privileged reports regarding the current environmental condition of any Property used by the Acquired Companies in the possession or control of the Company or any Acquired Company.
(g)    Excepting leases or loans or similar financing facilities including customary commercial terms indemnifying lenders, and further excepting product warranties of merchantability, fitness and compliance with Law made by any Acquired Company in the ordinary course of business for the products or services sold by the Company or any Acquired Company, no Acquired Company has entered into, assumed, undertaken, become subject to, or provided an indemnity with respect to, by Contract or operation of Law or otherwise, any material liability arising under or related to Environmental Laws or Order relating to or arising under Environmental Laws.
(h)    “Environmental Claim” shall mean any Proceeding by any Person alleging potential liability arising out of, based on, or resulting from (i) the release or disposal into the environment of any Hazardous Materials by any Acquired Company at the Properties (or at or from any other location) on or prior to the Closing Date, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by any Acquired Company. “Environmental Laws” shall mean all Laws (A) related to releases or threatened releases of any Hazardous Materials in soil, surface water, groundwater or air; or (B) protection of human health or employee safety with respect to Hazardous Materials exposures, natural resources or the environment; or (C) governing the use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Safe Drinking Water Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Emergency Planning and Community Right-to-Know Act, the Hazardous Materials Transportation Act and all analogous or related Laws of any state, local or international authority. “Hazardous Materials” shall mean any pollutant, toxic substance, hazardous waste, hazardous substance or extremely hazardous material regulated under any Environmental Laws, including any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, friable asbestos, lead-based paint, polychlorinated biphenyls.

3.17    Customers and Suppliers.
(a)    Schedule 3.17(a) sets forth, for the fiscal years ended December 31, 2021 and December 31, 2022, the top twenty (20) customers of each of the Acquired Companies (collectively, the “Top Customers”), and with respect to each Top Customer, the aggregate dollar value of sales.
(b)    No Top Customer has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Customer conducts with any Acquired Company. No Acquired Company has received written notice or, to the Knowledge of the Company, oral notice, that any of the Top Customers plans to discontinue its relationship with any of the Acquired Companies or to adversely modify the amount, pricing, frequency or terms of the business such Top Customer conducts with any Acquired Company. No Acquired Company is currently engaged in, and no conditions, facts or circumstances exist that would reasonably be expected to result in, a material dispute with any Top Customer.
(c)    Schedule 3.17(c) sets forth, for the fiscal years ended December 31, 2021 and December 31, 2022, the top twenty (20) suppliers of each of the Acquired Companies (collectively, the “Top Suppliers”), and with respect to each Top Supplier, the aggregate dollar value of purchases.
(d)    No Top Supplier has terminated or adversely modified the amount, pricing, frequency or terms of the business such Top Supplier conducts with any Acquired Company. No Acquired Company has received written notice, or to the Knowledge of the Company, oral notice, that any of the Top Suppliers plans to discontinue its relationship with any of the Acquired Companies or to adversely modify the amount, pricing, frequency or terms of the business such Top Supplier conducts with any Acquired Company. No Acquired Company is currently engaged, and no conditions, facts or circumstances exist that would reasonably be expected to result in, in a material dispute with any such Top Supplier. No supplier to any Acquired Company represents a sole source of supply for goods or services used in the conduct of the business of any Acquired Company.
3.18    Transactions with Affiliates. Except as set forth on Schedule 3.18(a), and other than any intercompany transactions among the Acquired Companies, none of the Acquired Companies, the Former Equityholders or any of their respective Affiliates, nor any current or former equityholder, member, partner, director, manager, officer, employee or consultant of any Acquired Company: (a) has, or during the last three (3) years has had, any direct or indirect interest (i) in, or is, or during the last three (3) years was, an equityholder, member, partner, director, manager, officer, employee or consultant of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Acquired Company or (ii) in any material property, asset or right that is owned or used by any Acquired Company in the conduct of its business; or (b) is, or during the last three (3) years has been, a party to any agreement or transaction with any Acquired Company. Except as set forth in Schedule 3.18(b), there is no outstanding Funded Indebtedness owed to any Acquired Company from any current or former equityholder, member, partner, director, manager, officer, employee or consultant of any Acquired Company or any Former Equityholder or any of its, his or her respective Affiliates.
3.19    Insurance. Each Acquired Company maintains insurance under various insurance policies, a true and complete list of which are set forth on Schedule 3.19, which policies are in full force and effect and are valid and enforceable in accordance with their terms and shall remain in full force and effect and valid and enforceable in accordance with their respective terms immediately following the Closing. The Acquired Companies are current in all premiums or other payments due under such insurance policies and have otherwise complied in all material respects with all of their obligations under each such insurance policy. The Acquired Companies have given timely notice to the insurer of all material claims that may be insured thereby under any such insurance policy. During the past three (3) years, no Acquired Company has been refused any insurance by, not has coverage been limited by, any insurance carrier with which any Acquired Company has carried insurance or any other insurance carrier to which any Acquired Company has applied for insurance. No Acquired Company has received any written notice, or to the Knowledge of the Company, oral notice (a) of cancellation of any such policy or binder of insurance coverage thereunder; (b) that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated; or (c) that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.
3.20    Brokers. No Person acting on behalf of any Acquired Company, or any of their respective Affiliates, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than Jefferies LLC and Lincoln International LLC, the fees of which shall be paid by the Representative and shall constitute Seller Expenses.
3.21    Condition and Sufficiency of Assets. The tangible assets and properties, including buildings, machinery and equipment, used by each Acquired Company in the operation of its business are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used. Each Acquired Company’s assets, rights and properties are sufficient to permit the continued conduct of such Acquired Company’s business in substantially the same manner as conducted immediately prior to Closing.
3.22    Records. The minute books and corporate record books of the Acquired Companies provided to Parent contain minutes of all meetings of, and accurate consents to all actions taken without meetings by, the boards of directors or any committees thereof and the holders of any securities of each Acquired Company. The books and records of the Acquired Companies are otherwise correct and complete in all material respects and have been maintained in accordance with sound business practices. No Acquired Company nor any class of its holders of Equity Interests has passed any resolution required to be filed with any Governmental Entity that has not yet been so filed.
3.23    Bank Accounts. Schedule 3.23 sets forth the names of all financial institutions or Persons which are depositories of the funds of any Acquired Company, the accounts established at such depositories, the names of all Persons authorized to draw or sign checks or drafts upon the accounts established in such depositories, the name of any depositories or other organization in which any Acquired Company has a safe deposit box, and the names of the Persons having access thereto.
3.24    Government Contracts. Except as set forth at Schedule 3.24:
(a)    All of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect in accordance with their terms, and the Acquired Companies have complied with all terms and conditions of each Government Contract and Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference, or operation of Law therein.
(b)    All representations, certifications and disclosures made by each of the Acquired Companies with respect to any Government Contract or Government Bid were current, accurate and complete at the time of submission, and in the past three (3) years, no Governmental Entity nor any prime contractor, subcontractor or other Person has notified any of the Acquired Companies that it has, or is alleged to have, breached or violated any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract or Government Bid. None of the Acquired Companies is subject to any outstanding or anticipated request for price adjustment or repayment on any Government Contract.
(c)    None of the Acquired Companies is subject to any notice of termination for convenience, notice of termination for default, stop work order, cure notice or show cause notice (or the functional equivalents thereof) pertaining to any Government Contract, and no Governmental Entity has threatened to issue any such notice. In the past three (3) years, none of the Acquired Companies has received any notice from any Governmental Entity pertaining to any Government Contract indicating that it intends to cancel or otherwise adversely modify its relationship with the Company, other than in a manner that would not materially adversely impact such Government Contract.
(d)    In the past three (3) years, none of the Acquired Companies, nor any director, manager or officer of the Acquired Companies, has been debarred, suspended, proposed for debarment or suspension, or received a show cause notice related to contemplated suspension or debarment, from participation in Government Contracts.
(e)    None of the Acquired Companies has represented or certified itself as “small” under the regulations at 13 C.F.R. Part 121 in connection with a Government Contract, and each of the Acquired Companies has at all times been in compliance with all Laws regarding business classifications (including woman-owned, minority-owned, veteran-owned, and HUBZone) that confer or potentially confer preferential status in connection with the award of Government Contracts.
(f)    None of the Acquired Companies is currently subject to any Proceeding related to any Government Contract or Government Bid, and none of the Acquired Companies has been subject to any Proceeding related to any Government Contract in the past three (3) years.
(g)    None of the Acquired Companies has received a past performance evaluation (or equivalent) that would be reasonably expected to have a materially adverse effect on the ability of any of the Acquired Companies to compete for a Government Contract.
3.25    Inventory; Accounts Receivable. The inventory of the Acquired Companies is in all material respects merchantable and fit for the purpose for which it was procured or manufactured, and is not slow-moving, obsolete, damaged, or defective, subject to the reserve for inventory writedown set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in the ordinary course of business. All notes and accounts receivable of the Acquired Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of the Acquired Companies. The accounts payable and accruals of the Acquired Companies have arisen in bona fide arm’s-length transactions in the ordinary course of business, and each Acquired Company has been paying its accounts payable as and when due.
3.26    Products. All products manufactured, sold or delivered by any Acquired Company have been in conformity with all applicable warranties and product specifications in all material respects, and no Acquired Company has any material liability for replacement thereof or other damages in connection therewith in excess of any warranty reserve established with respect thereto on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of the Acquired Companies. No products manufactured, sold or delivered by any Acquired Company are subject to any contractual or implied guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale with respect thereto which, in each case, have been made available to Parent. No Acquired Company has received any written or, to the Company’s Knowledge, oral, notice of any claims for, and to the Knowledge of the Company, there is no reasonable basis for, any product recalls, returns, warranty obligations or service calls relating to any of its products or services. In the past three (3) years, no Acquired Company has had any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by any Acquired Company or with respect to any services rendered by any Acquired Company.
3.27    Anti-Corruption.
(a)    During the three (3)-year period prior to the Closing Date, each Acquired Company has been in compliance with Anti-Corruption Laws, and no Acquired Company nor any of its directors, managers, officers, employees nor any other Person acting on its behalf has violated any Anti-Corruption Law.
(b)    During the three (3)-year period prior to the Closing Date, no Acquired Company nor any of its directors, managers, officers, employees, nor, to the Company’s Knowledge, any other Person acting on its behalf has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any official of a Governmental Entity, any political party or any other Person for the purpose of influencing any act or decision or to secure any improper advantage.

(c)    During the three (3)-year period prior to the Closing Date, no Acquired Company nor any of its directors, managers, officers, employees, nor, to the Company’s Knowledge, any other Person acting on its behalf has received from any Governmental Entity or any other Person any notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law.
3.28    International Trade.
(a)    Within the prior five (5) years, (i) no Acquired Company has made voluntary disclosures to any Governmental Entity under the Trade Compliance Laws that are applicable to such Acquired Company, and (ii) there have been no actual or threatened Proceedings by any Governmental Entity regarding compliance by any Acquired Company with such applicable Trade Compliance Laws, and no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, any Acquired Company with regard to compliance with such applicable Trade Compliance Laws.
(b)    Each Acquired Company is, and at all times during the past five (5) years has been, in compliance in all material respects with the Trade Compliance Laws. Without limiting the foregoing, during the five (5)-year period prior to the Closing Date, no Acquired Company has made or provided any material false statement or omission to any Governmental Entity or to any purchaser of products, in connection with the importation of items, the valuation or classification of imported items, the duty treatment of imported items, the eligibility of imported items for favorable duty rates or other special treatment, country-of-origin marking, NAFTA or USMCA Certificates, marking and labeling requirements, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, U.S.-content requirements, licenses or other approvals required by a Governmental Entity.
(c)    For the past five (5) years, each Acquired Company has conducted its export activities in compliance with Trade Compliance Laws. Without limiting the foregoing, in the past five (5) years, no Acquired Company has engaged in any transaction or other dealing involving any entity or person with respect to which such Acquired Company was at the time of such transaction prohibited from dealing under Trade Compliance Laws; nor, for the past five (5) years, has any Acquired Company engaged in any transactions or other dealings that at the time of such transaction(s) involved any comprehensively sanctioned country or region under the Trade Compliance Laws.
(d)    In the past five (5) years, none of the products or materials imported by, for or on behalf of each Acquired Company for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Entity. In the past five (5) years, none of the products or materials imported by, for or on behalf of any Acquired Company are subject to, or meet the criteria to be subject to, any Withhold Release Order administered by U.S. Customs and Border Protection or any equivalent Order outside the United States.
3.29    Funded Indebtedness; Seller Expenses. The Funded Indebtedness and Seller Expenses set forth in the Estimated Closing Merger Consideration are the only outstanding Funded Indebtedness and unpaid Seller Expenses, respectively.
3.30    CARES Act and COVID Relief Programs.
(a)    Except as set forth on Schedule 3.30(a), no Acquired Company has (i) received any Funded Indebtedness (other than with respect to the deferral of Taxes) or grant under the CARES Act and COVID Relief Programs, or (ii) taken any action related to the COVID-19 pandemic with respect to their employees or other service providers, including implementing workforce reductions, terminations, furloughs or changes to compensation, benefits or working schedules, or changes to Employee Plans. Each Acquired Company has complied in all respects with the CARES Act and COVID Relief Programs and any documentation related thereto. All applications and certifications made by any

Acquired Company pursuant to the CARES Act and COVID Relief Programs are true and accurate. True and correct copies of all documentation related to the eligibility of the Acquired Companies for relief pursuant to the CARES Act and COVID Relief Programs have been made available to Parent.
(b)    Except as set forth on Schedule 3.30(b), no officer or executive of any Acquired Company nor any Former Equityholder is currently subject to the compensation restrictions set forth in Section 4004 of the CARES Act and COVID Relief Programs, and each officer and executive set forth on Schedule 3.30(b) has consented to any reductions to his or her compensation and/or severance or termination benefits that may be implemented as a result of the Acquired Companies’ covenants to be bound by such compensation restrictions.
3.31    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE) AND THE TRANSACTION DOCUMENTS, THE COMPANY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT OR RESTRICT ANY CLAIM BASED ON OR ARISING OUT OF FRAUD.
ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Representative that, as of the date hereof and as of the Closing Date:
4.1    Organization and Good Standing.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound.
(b)    Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound.
4.2    Power and Authorization. Both Parent and Merger Sub have full legal right, power and authority to enter into and perform their respective obligations under this Agreement and under any Transaction Documents to which they are party or otherwise required to be delivered by them pursuant hereto and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which they are party or otherwise required to be delivered by them pursuant hereto have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws related to the enforceability of creditors’ right generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy. When executed and delivered as contemplated herein, the Transaction Documents to which the Parent and Merger Sub are party or that are otherwise required to be delivered by them pursuant hereto shall constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar

Laws attending the enforceability of creditors’ right generally, general equitable principles, the discretion of the courts in granting equitable remedies, and matters of public policy.
4.3    No Conflicts.
(a)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Transaction Documents to which they are party or that are otherwise required to be delivered by Parent and Merger Sub pursuant hereto, as applicable, do not and will not (with or without the passage of time or the giving of notice) violate or conflict with the certificate or articles of incorporation or bylaws (or other organizational or governing documents) of Parent or Merger Sub, or any Law binding upon Parent or Merger Sub.
(b)    No permit, authorization, consent or approval of, or filing with or notification to, any Governmental Entity or any other Person is required in connection with the execution and delivery of this Agreement and the applicable Transaction Documents by Parent or Merger Sub or the consummation of the transactions contemplated herein or therein.
4.4    Litigation. There are no actions, suits or proceedings pending against or, to the Knowledge of Parent, investigations involving, Parent or Merger Sub that, in any such case, may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.
4.5    Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, the Surviving Company, as of immediately following the Effective Time, (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), (b) will have adequate capital with which to engage in its business, and (c) will not have incurred and will not plan to incur liabilities beyond its ability to pay as they become absolute and matured.
4.6    Brokers. No Person acting on behalf of Parent, Merger Sub, or any of their respective Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.
4.7    Investigation and Evaluation; Disclaimer Regarding Projections.
(a)    Each of Parent, Merger Sub, and their respective directors, officers, employees, lawyers, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Parent and Merger Sub all books, records and other information with respect to the Acquired Companies. Each of Parent and Merger Sub has taken full responsibility for determining the scope of its investigations of the Acquired Companies and for the manner in which such investigations have been conducted, and has examined the Acquired Companies to Parent’s and Merger Sub’s full satisfaction. Parent and Merger Sub are fully capable of evaluating the adequacy and accuracy of the information and material obtained by Parent or Merger Sub in the course of such investigations. Neither Parent nor Merger Sub has relied on any Acquired Company, or any information delivered or made available to Parent or Merger Sub with respect to any matter in connection with Parent’s and Merger Sub’s evaluation of the Acquired Companies, other than the representations and warranties of the Company expressly set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedule) and in each Transaction Document.
(b)    In connection with their investigation of the Acquired Companies and their business, Parent and Merger Sub have received from the Acquired Companies and their agents certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data of the business of the Acquired Companies. Each of Parent and Merger Sub acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (b) such Person is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (c) Parent and Merger Sub shall have no claim against anyone with respect to any of the foregoing. Accordingly, each of Parent and Merger Sub acknowledges that neither Acquired Company nor any Company Affiliate has made any representation or warranty with respect to such projections and other forecasts and plans other than as expressly set forth in Article 3 of this Agreement (including the related portions of the Disclosure Schedule) and in each Transaction Document.
(c)    Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict any claim based on or arising out of Fraud.
4.8    Sufficiency of Funds.
(a)    Parent has or will have, and will cause Merger Sub to have, prior to or at the Effective Time, sufficient funds to pay the Closing Merger Consideration contemplated by this Agreement. As of the date hereof: (i) no Default or Event of Default has occurred and is continuing under and as defined in the Credit Agreement, and (ii) all representations and warranties in the Credit Agreement and the other Loan Documents (as defined therein) are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect (as defined therein), which such representation and warranty shall be true and correct in all respects.
(b)    Concurrently with the execution and delivery of this Agreement, Parent has entered into that certain Signing Date Agreement, dated as of the date hereof, by and between Parent and Loar, pursuant to which the parties thereto will enter into that certain Membership Interest Purchase Agreement attached thereto (collectively, the “Loar Transaction Documents”) in order to effect the subsequent sale of certain of the Acquired Companies to Loar (the “Loar Transaction”). The Loar Transaction Documents are in substantially the form provided to the Company, and there are no other agreements or understandings among the parties thereto that would adversely affect the ability of the parties thereto to close the transactions contemplated therein immediately following the Closing. There are no conditions precedent or other contingencies relating to the closing of the Loar Transaction except as expressly set forth in the Loar Transaction Documents.
4.9    NO ADDITIONAL REPRESENTATIONS.
EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES, AGREES, REPRESENTS AND WARRANTS THAT, EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE 3 HEREOF (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND IN EACH TRANSACTION DOCUMENT: (A) NEITHER THE ACQUIRED COMPANIES NOR ANY COMPANY AFFILIATE MAKES, OR SHALL BE DEEMED TO MAKE, NOR HAS PARENT OR MERGER SUB RELIED UPON, ANY REPRESENTATION OR WARRANTIES OF ANY KIND OR NATURE (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY; (B) ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE ARE EXPRESSLY EXCLUDED; (C) IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY OR ON BEHALF OF ANY ACQUIRED COMPANY OR ANY COMPANY AFFILIATE EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 3 HEREOF (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND IN EACH TRANSACTION DOCUMENT; (D) NO PERSON HAS BEEN AUTHORIZED, EXPRESSLY OR IMPLICITLY, BY ANY ACQUIRED COMPANY OR ANY COMPANY AFFILIATE TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO ANY ACQUIRED COMPANY OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY EXCEPT AS SET FORTH IN ARTICLE 3 HEREOF (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULE) AND IN EACH TRANSACTION DOCUMENT AND THAT, IF MADE, ANY SUCH REPRESENTATION

OR WARRANTY HAS NOT BEEN RELIED UPON; AND (E) HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST EACH ACQUIRED COMPANY AND EACH COMPANY AFFILIATE IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY STATEMENTS, INFORMATION, DATA OR OTHER MATERIALS, WRITTEN OR ORAL, OR DOCUMENTS HERETOFORE PROVIDED OR MADE AVAILABLE TO PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 3 HEREOF, AS QUALIFIED BY THE DISCLOSURE SCHEDULE, AND IN EACH TRANSACTION DOCUMENT). NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT OR RESTRICT ANY CLAIM BASED ON OR ARISING OUT OF “FRAUD” AS DEFINED IN THIS AGREEMENT.
ARTICLE 5.    CERTAIN OBLIGATIONS OF THE PARTIES
5.1    Public Announcements. Except as may be required by Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations or previously contained in the contents of any press release, public announcement or other disclosure approved in writing by Parent and the Representative, neither the Representative or any of its Affiliates, on the one hand, or Parent, any of the Acquired Companies or any of their respective Affiliates, on the other hand, shall make any public statements, including any press releases, or make any disclosure to any Person, other than to their respective officers, directors, employees, representatives, counsel and other professional advisors and Loar and its Affiliates and their respective officers, directors, employees, representatives, counsel and other professional advisors, with respect to the transactions contemplated hereby that contain any terms of this Agreement, including the Base Merger Consideration, the Estimated Closing Merger Consideration or the final Closing Merger Consideration, without the prior written consent of Parent and the Representative, and no such public statement or other disclosure may contain the identity of Parent, the Acquired Companies, the Representative or any of their respective Affiliates (or any information that would reasonably allow an unaffiliated third party to determine such identity), without the prior written consent of Parent and the Representative. Notwithstanding anything to the contrary in this Section 5.1, (a) the Representative may (without the consent of Parent) disclose information (on a confidential basis) to (i) its Affiliates and (ii) its Affiliates’ investors, potential investors, annual meeting invitees and lenders announcing the consummation of the transactions contemplated hereby if the information included in such announcement is of a nature customarily conveyed by a private equity fund to its investors, potential investors, annual meeting invitees or lenders with respect to the announcement of the closing of a sale of one of its portfolio companies in a private negotiated transaction, and (b) if the transactions contemplated hereby or the Base Merger Consideration, the Estimated Closing Merger Consideration, the final Closing Merger Consideration or the final Merger Consideration are required by Law to be disclosed, the Representative and Parent shall consult with each other in advance as to the contents thereof.
5.2    Indemnification and Insurance.
(a)    Parent shall not, nor shall it cause or permit any Acquired Company to, as of the Closing Date or for a period of six (6) years following the Closing Date, amend, repeal or otherwise modify any of the provisions relating to the indemnification of directors and officers in the certificate of incorporation, bylaws, limited liability company agreement or other organizational documents (as applicable) of any Acquired Company as in effect immediately prior to the date hereof in any manner that would adversely affect in any material respect the rights thereunder of individuals who at any time prior to the Closing were directors or officers of any Acquired Company in respect of actions or omissions occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law.
(b)    The Company shall have arranged for an irrevocable D&O tail insurance policy that provides coverage for at least six (6) years following the Closing Date on terms substantially the same as or better than the existing coverage maintained as of the date hereof by the Acquired Companies. Parent (i) shall pay the entire premium for such insurance policy at Closing and (ii) shall not cancel, or permit any Acquired Company to cancel, such insurance policy during such six (6)-year period.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the Closing until the sixth (6th) anniversary thereof and shall be binding, jointly and severally, on all successors and assigns of Parent. In the event that Parent or any Acquired Company, or any of their respective successors or assigns, consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the applicable Acquired Company, as the case may be, shall succeed to the obligations set forth in this Section 5.2.
(d)    The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each of the individuals who at any time on or prior to the Closing were directors or officers of any Acquired Company and his or her heirs and legal representatives, and shall be in addition to any other rights any such person may have.
5.3    Certain Tax Matters.
(a)    Transfer Taxes. Any Transfer Taxes incurred in connection with this Agreement shall be paid one-half by Parent and one-half by Representative on behalf of the Represented Parties when due, and the party with the obligation under applicable Law shall, at its sole cost and expense, prepare and timely file, or cause to be prepared and timely filed, all Tax Returns and other documentation with respect to all such Transfer Taxes. Parent and the Representative agree to reasonably cooperate with the other Parties in the preparation and filing of any Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.
(b)    Additional Cooperation on Tax Matters. From and after the Closing, Parent, the Acquired Companies, and the Representative shall cooperate fully and in good faith, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes, including, without limitation, to the extent such cooperation is reasonably related to the preparation of Tax Returns pursuant to Section 5.3(d). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding or any tax planning, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Acquired Companies, and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax (including withholding Taxes) that could be imposed in connection with the transactions contemplated by this Agreement.
(c)    U.S. Federal Income Tax Treatment; Allocation.
(i)    The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes: (A) the purchase and sale of the Equity Interests of the Company pursuant to this Agreement be treated as a transaction governed by Rev. Rul. 99-6, 1999-1 C.B. 434 (Situation 2), with the Former Equityholders treated as having sold all of their partnership interests in the Company to Parent, and Parent treated as acquiring (w) all of the stock of the Aero-Cee Bailey’s Holding Company, (x) the stock of Watts Desser Limited, (y) all of the stock of Desser Tire & Rubber Co., Pty Ltd (together with Watts Desser Limited and its subsidiaries, the “Non-U.S. Acquired Companies”) and (z) all of the remaining assets of the Company and each other Acquired Company disregarded as separate from the Company, in each case, in exchange for the Merger Consideration (and any other amounts treated as consideration for such purposes) pursuant to this Agreement; (B) the existence of the Company as a partnership be treated as terminating as of the end of the Closing Date, (C) the taxable year of Aero-Cee Bailey’s Holding Company consolidated group be treated as ending as of the end of day on the Closing Date under Treasury Regulation Section 1.1502-76(b)(1)(ii)(A)(1), and (D) to the extent that Parent makes (or causes to be made) any election under Section 338(g) of the Code (or any similar provision of state, local or non-U.S. Law) with respect to the direct or indirect acquisition of any Non-U.S. Acquired

Company, the taxable year of such Non-U.S. Acquired Company shall be treated as ending as of the end of day on the Closing Date (collectively, the “Intended Tax Treatment”).
(ii)    As soon as reasonably practicable after the date hereof, the Parties shall use their reasonable best efforts to agree on an allocation of the Base Merger Consideration among the Equity Interests of each of Desser Tire & Rubber Co., LLC, Aero-Cee Bailey’s Holding Company, Watts Desser Limited, and Desser Tire & Rubber Co., Pty Ltd, with such agreed allocation reflected in the “First-Tier Allocation” section of Schedule 5.3(c) (the “Entity Allocation”); provided that the Parties agree that the allocation of the Base Merger Consideration to AOG-Seginus and DAC together shall equal $30,000,000. The Parties agree that all amounts treated as consideration for U.S. federal (and applicable state and local) income tax purposes other than the Base Merger Consideration, and any adjustments to the Closing Merger Consideration, shall, in each case, be allocated among the Equity Interests of the Acquired Companies in accordance with the principles set forth in the “First-Tier Allocation” section of Schedule 5.3(c). As soon as reasonably practicable following the Closing (and not later than 120 days thereafter), Parent shall deliver to the Representative a proposed allocation (the “Allocation”) of the Closing Merger Consideration (and any other amounts treated as consideration for U.S. federal (and applicable state and local) income tax purposes) among the assets of the Company (and, as applicable, any other Acquired Company) in accordance with Section 1060 of the Code, the Entity Allocation and the principles set forth on Schedule 5.3(c) (the “Allocation Schedule”). The proposed Allocation shall be considered final and binding upon Parent, the Acquired Companies, the Representative and the Former Equityholders, unless the Representative shall, within thirty (30) days of receipt of the proposed Allocation, provide to Parent written notice of its comments thereto, in which event Parent and the Representative shall endeavor in good faith to agree upon an Allocation. If Parent and the Representative cannot agree on the Allocation, then Parent, the Former Equityholders, the Acquired Companies and their respective Affiliates may file any related Tax Return in a manner consistent with such Party’s proposed allocation; provided that in no such case shall Parent, the Former Equityholders, the Acquired Companies or their respective Affiliates file any Tax Return reflecting an allocation inconsistent with the Allocation Schedule or any agreed upon Allocation.
(iii)    Each Party agrees to file, and to cause their Affiliates to file, all U.S. federal, state and local Tax Returns consistent with the Intended Tax Treatment, Entity Allocation and any agreed-upon Allocation and shall not take any Tax position contrary thereto; provided that nothing herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging, any determination made by any Governmental Entity based upon or arising out of the Entity Allocation or the agreed-upon Allocation. Any adjustments to the Closing Merger Consideration pursuant to this Agreement shall be allocated consistent with the principles set forth on the Allocation Schedule and any agreed-upon Allocation.
(d)    Preparation of Tax Returns.
(i)    The Representative shall prepare, or cause to be prepared, all Flow-Through Tax Returns for any Tax period that ends on or before the Closing Date (but for which the relevant Tax Return is not due until after the Closing Date) (the “Seller Tax Returns”). Each Seller Tax Return shall be prepared in accordance with the past practice of the Acquired Companies, unless otherwise required by Law or provided by this Agreement, and such Tax Returns shall report the Transaction Tax Deductions in a Pre-Closing Tax Period to the maximum extent permitted by applicable Law. No later than thirty (30) days prior to the due date (subject to any extension thereof) of any Seller Tax Return (or such shorter time as is commercially reasonable), the Representative shall provide to Parent a draft of such Seller Tax Return for Parent’s review and comment. The Representative shall consider in good faith all reasonable comments requested by Parent in writing no later than fifteen (15) days after receiving such draft Seller Tax Return (or such shorter time as is commercially reasonable). Parent shall timely file or cause to be timely filed all Seller Tax Returns so prepared by the Representative (as updated to reflect any reasonable comments made by Parent that are accepted by the Representative).
(ii)    Parent shall prepare and file or cause to be prepared and timely filed all Tax Returns (other than the Seller Tax Returns) of any Acquired Company for Pre-Closing Tax Periods, in each case, that are first due after the Closing Date (the “Parent Tax Returns”). Until the date on which the Final Statement of Merger Consideration has been agreed or otherwise determined, the Parent shall deliver a draft of each Parent Tax Return reflecting any income or material Taxes that will be taken into account for purposes of calculating the Merger Consideration no later than thirty (30) days prior to the due date (subject to any extension thereof) of such Parent Tax Return (or such shorter time as is commercially reasonable). The Parent shall consider in good faith all reasonable comments requested by the Representative in writing no later than fifteen (15) days after receiving such draft Parent Tax Return (or such shorter time as is commercially reasonable). For the avoidance of doubt, if and to the extent there is any inconsistency between the amount of Taxes shown on a Parent Tax Return as filed and the amount of such Taxes included in Funded Indebtedness or Net Working Capital reflected in the Final Statement of Closing Merger Consideration, such Final Statement of Closing Merger Consideration shall control for purposes of Section 1.5(d)-(e).
(e)    Post-Closing Restrictions. Except as related to the Employee Matters Escrow Issue, Parent covenants that, on or after the Closing Date, it shall not, and shall not cause or permit the Acquired Companies or any of their or Parent’s Affiliates to, without prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed), (i) make, change, revoke or file any Tax election that has any retroactive effect to any taxable period ending on or before the Closing Date (other than any elections under Section 338(g) (or any similar provision of state, local or non-U.S. Law) for any Non-U.S. Acquired Company), (ii) refile, revoke, amend or otherwise modify (or grant an extension or waiver of any applicable statute of limitations period with respect to) any Tax Return filed by or with respect to an Acquired Company, or initialize or otherwise approach any Governmental Entity regarding any voluntary disclosure (or similar) agreement or procedure related to any Pre-Closing Tax Period, (iii) take any action after the Closing on the Closing Date outside the ordinary course of business, or (iv) make or file any election under Section 338(g) of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any Acquired Company other than a Non-U.S. Acquired Company, in each case, if such action could reasonably be expected to (1) impact any amount included in Funded Indebtedness or Net Working Capital reflected in the Final Statement of Closing Merger Consideration, or (2) increase the liability of any Former Equityholder (or the direct or indirect owner(s) of any Former Equityholder) of the Company with respect to Taxes, including in respect of any obligation to indemnify for UK Exchange Taxes or UK Withholding Taxes, or in respect of any Flow-Through Tax Return.
(f)    Straddle Period. If applicable, in preparing any Tax Return of the Acquired Companies for a Straddle Period, the distributive share of such Acquired Company’s items allocable to any Former Equityholder shall be determined using an interim closing of the Acquired Company’s books as of the end of the day on the Closing Date. If, notwithstanding the preceding sentence, it is necessary to determine the liability for Taxes for a Straddle Period, the portion of any Taxes that are payable for such period that relate to a Pre-Closing Tax Period shall (i) in the case of Taxes charged on a periodic basis (such as ad valorem or property Taxes), be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days of the portion of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Taxes, be deemed equal to the amount which would be payable computed on a closing of the books basis as if the relevant Tax period ended as of the end of the Closing Date. Notwithstanding the foregoing or anything to the contrary in this Agreement, whether in respect of a Straddle Period or a taxable period ending on the Closing Date, to the maximum extent permitted by applicable Law, all Transaction Tax Deductions shall be treated as accruing on or before the Closing Date.
(g)    Tax Contests. Notwithstanding anything in this Agreement to the contrary, the Representative shall control the appointment and identity (including any changes) of the “partnership representative” (as defined for purposes of Section 6223(a) of the Code and the Treasury Regulations promulgated thereunder) and of any designated individual (as defined under Treasury Regulations Section 301.6223-1(b)(3)(ii)) of the Company for any taxable period ending on or prior to the Closing Date. Parent agrees to cooperate and to cause the Acquired Companies to cooperate with the Representative to the extent reasonably required after the Closing Date in connection with any audits, examinations, and administrative or judicial proceedings (including Tax contests, assessments, notices of deficiency or other adjustments or proposed adjustments) relating to a Flow-Through Tax Return or Taxes that may be reflected thereon conducted by Tax authorities with respect to any Pre-Closing Tax Period

(including the applicable portion of any Straddle Period) (“Tax Contests”)). Within a reasonable time (but not more than five (5) days) after the Parent, any of the Acquired Companies or any of their respective Affiliates receives written notice of any such Tax Contest, Parent shall notify the Representative in writing of such Tax Contest. Parent shall, and shall cause the relevant Acquired Company to, provide the Representative with all necessary powers of attorney and other necessary documents and assistance to allow the Representative, at its sole cost and expense, to effectively conduct and control the defense of any Tax Contest. Parent shall (i) have the right, directly or through its designated representatives and at Parent’s sole cost and expense, to review in advance and comment upon all submissions made in the course of any Tax Contest (including any administrative appeals thereof), the Representative shall keep Parent reasonably informed regarding the progress of such Tax Contest, and the Representative shall not settle any Tax Contest without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and (ii) at Parent’s sole election, have the right to require the Company, partnership representative and designated individual to make a “push out” election under Section 6226 of the Code with respect to any Liability for Taxes arising from any such Tax Contest involving an applicable Flow-Through Tax Return, in which case the former partners in the Company for U.S. federal income tax purposes shall comply with all requirements in respect of making such election.
(h)    UK Exchange Tax and UK Withholding Tax Matters
(i)    The Former Equityholders shall indemnify, defend and hold the Parent Indemnitees harmless from all Losses resulting from, or otherwise attributable to, any UK Exchange Taxes or UK Withholding Taxes; provided that the sole recourse of the Parent Indemnitees in respect of such indemnity, absent Fraud, shall be the release of amounts from the applicable UK Tax Escrow Account. Amounts from the UK Exchange Tax Escrow Account and UK Withholding Tax Escrow Account shall be released to the Representative (for the benefit of the Former Equityholders) or the Parent Indemnitees, or each of them, in such amounts and at such times as set forth in accordance with the provisions of the Escrow Agreement.
(ii)    The Representative shall, at its sole cost and expense, control the conduct of any audits, examinations, processes (including with respect to any voluntary disclosures) and administrative or judicial proceedings with respect to any UK Exchange Taxes and any UK Withholding Taxes (the “UK Tax Contests” and each a “UK Tax Contest”) for so long as any amount remains in the applicable UK Tax Escrow Account; provided that (W) the Representative shall use reasonable best efforts to fully resolve such UK Tax Contests as soon as reasonably practicable after the Closing Date, but in no event later than the date that is five (5) Business Days prior to the date that is 24 months after the Closing Date, (X) Parent shall provide prompt written notice to the Representative of any UK Tax Contests it receives, (Y) Parent shall, and shall cause the relevant Acquired Companies to, provide the Representative with all necessary powers of attorney and other necessary documents and assistance in respect thereto, and (Z) Parent shall have the right, directly or through its designated representatives and at Parent’s sole cost and expense, to review in advance and comment upon all submissions made in the course of any UK Tax Contest, the Representative shall keep Parent reasonably informed regarding the progress of such UK Tax Contest, and the Representative shall not settle any UK Tax Contest without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
5.4    R&W Insurance Policy. Parent has delivered a copy of the form of R&W Insurance Policy (and/or the binder agreement for the R&W Insurance Policy) to the Representative. Parent shall not (and shall cause its Affiliates not to) amend, modify, terminate, or waive any provision of the R&W Insurance Policy that waives or limits subrogation or similar rights the insurer may have to seek recoveries from the Former Equityholders or any of their respective Affiliates, any of their respective directors, officers, employees, agents or representatives, or the Representative, in each case in a manner that would adversely affect any of the foregoing without the prior written consent of the Representative. In connection with Loar’s acquisition from Parent of certain Acquired Companies, Parent shall require

Loar to agree to terms substantially similar to those contained in the second sentence of this Section 5.4 with respect to any representation and warranty insurance policy it obtains.
5.5    Employee Matters.
(a)    For ninety (90) days following the Closing Date, Parent shall: (i) cause the Acquired Companies to provide to the employees of the Acquired Companies (each, a “Continuing Employee”, and collectively, the “Continuing Employees”) compensation and benefits (including retirement, health and welfare (including medical, dental, vision and prescription benefits covering each Continuing Employee and their eligible spouses and dependents), paid time off and fringe benefits, severance policies, and bonus plans, as applicable, but excluding any equity-based compensation) that in the aggregate are substantially similar to the Continuing Employee as the compensation and benefits made available to such persons immediately prior to the Closing Date. Nothing in this Section 5.5 (i) shall confer upon any Continuing Employee or other person any right to continued employment with Parent or an Acquired Company, (ii) shall be deemed to establish, amend, or modify, or limit the ability to amend, modify or terminate any Employee Plan or any other benefit or employment plan or arrangement, or (iii) confer upon any current or former employee, officer, director or consultant of an Acquired Company or any other person (other than the Parties) any third party beneficiary rights or any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(b)    The Former Equityholders shall indemnify, defend and hold the Parent Indemnitees harmless from all Losses resulting from any Acquired Company’s failure to file or furnish any return or statement required under Code Section 6055 or Code Section 6056 (the “Employee Matters Escrow Issue”); provided that the sole recourse of the Parent Indemnitees in respect of such indemnity, absent Fraud, shall be the release of amounts from the Employee Matters Escrow Account within 24 months following the Closing Date. Amounts from the Employee Matters Escrow Account shall be released to the Representative (for the benefit of the Former Equityholders) or the Parent Indemnitees, or each of them, in such amounts and at such times as set forth in accordance with the provisions of the Escrow Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, after the Closing Date, Parent and the Acquired Companies may take all actions necessary to correct the Employee Matters Escrow Issue, including filing or furnishing any return or statement required under Code Section 6055 or Code Section 6056.
5.6    Data Room. As promptly as practicable, but no later than seven Business Days following the Closing Date, the Representative will deliver, or cause to be delivered, to Parent a copy of the data room maintained by or on behalf of the Company for purposes of the transactions contemplated by this Agreement, as such data room existed as of the Closing, in USB format or another format agreed upon by Parent.
5.7    Release of Claims. Effective as of the Closing, each Former Equityholder, on behalf of itself, himself or herself and its, his or her Affiliates and their respective heirs, executors, administrators, successors, assigns, and personal and legal representatives, in each case as applicable (collectively, “Releasors”), shall irrevocably, knowingly and voluntarily (a) fully releases, discharges, and covenants not to sue each of the Company, the Surviving Company and each of the other Acquired Companies, and their respective Affiliates and each of their respective past, present and future directors, managers, officers, employees, agents, predecessors, successors, assigns, equity holders, subsidiaries, partners, joint ventures, attorneys, representatives and insurers, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all disputes, claims, controversies, demands, damages, rights, obligations, judgments, causes of action, and liabilities of any nature whatsoever existing at or prior to Closing (the “Released Claims”) and (b) agrees that no Releasor will bring or voluntarily participate in or assist in any Proceeding that relates to any matter released pursuant to this Section 5.7. Notwithstanding the foregoing, the Released Claims do not include, and the provisions of this Section 5.7, shall not release or otherwise diminish the obligations of Purchaser or its Affiliates (other than the Acquired Companies) set forth in or arising under any provisions of this Agreement or the Transaction Documents.
Each Former Equityholder hereby acknowledges that the Releasors or the Released Parties may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of the release set forth in this Section 5.7, and such Former Equityholder further acknowledges that such release will remain in full force and effect, notwithstanding the existence of any different or additional facts that might have materially affected such Former Equityholder’s willingness to enter into such release on its, his or her own behalf and on behalf of the Releasors. Further, each Former Equityholder, on its, his or her own behalf and on behalf of the Releasors, knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which read as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
5.8    Regulatory Matters.
(a)     Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger as soon as reasonably practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof and in any event within two Business Days after the date hereof, all documentation to effect notice of the Merger pursuant to section 14 of the FDI Law to the Secretary of State and, thereafter, (ii) using their reasonable best efforts to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary to be obtained by such Party from any Governmental Entity under the FDI Law in order to consummate the Merger (unless the foregoing are no longer required or have been validly withdrawn). For the avoidance of doubt, it is the responsibility and obligation of the Parent to file and give notice of the Merger pursuant to section 14 of the FDI Law to the Secretary of State.
(b)    Each of Parent, the Company and Representative shall, in connection with the efforts referenced in Section 5.8(a) to use reasonable best efforts to obtain all consents, clearances, notifications, orders, approvals, and authorizations for the Merger under the FDI Law, (i) cooperate in all respects and consult with each other in connection with any notification, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party under the FDI Law, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Parties of any communication received by such Party from, or given by such Party to, any Governmental Entity with respect to the FDI Law, including by promptly providing copies to the other Parties of any such written communications, and of any material communication received or given in connection with any proceeding by a private party under the FDI Law, in each case regarding the Merger; and (iii) to the extent practicable, permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with, any Governmental Entity with respect to the subject matter of this Section 5.8(b), or, in connection with any proceeding by a private party under the FDI Law, with any other Person, and to the extent not prohibited by the applicable Governmental Entity or other Person with respect to the subject matter of this Section 5.8(b), give the other Parties the opportunity to attend and participate in any in-person meetings with the applicable Governmental Entity or other Person with respect to the subject matter of this Section 5.8(b). Parent shall have the principal responsibility, with reasonable consultation with the Company and Representative, for devising and implementing the strategy under or relating to the FDI Law or approval of any Governmental Entity.
(c)    In furtherance and not in limitation of the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger as violative of the FDI Law, each of the Parties hereto shall use its commercially reasonable efforts to contest and resist any such action or proceeding; provided, however, nothing herein shall require any Party or any of its Affiliates to propose, negotiate and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any of their, or any of its businesses, product lines, divisions or assets or interests therein, or to take such action or actions that would have a similar effect, including agreeing to change or modify any course of conduct regarding its future operations or otherwise take actions that would limit its freedom of action with respect to, or ability to retain, one or more of its businesses, product lines, divisions or assets or interests therein; provided further, that Parent and its Affiliates shall use reasonable best efforts to comply with any requirement relating solely to the Contracts or other activities triggering the notice requirement under the FDI Law, and not to any other business of any of the Acquired Companies.
5.9    Interim Operations of the Business. From the date hereof until the Closing or the earlier termination of this Agreement, except as set forth on Schedule 5.9, or Parent has previously consented thereto in writing (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    the Company shall, and the Company and Representative shall cause the other Acquired Companies to: (i) conduct their respective business and operations in the ordinary course of business, (ii) preserve intact and maintain, as applicable, their respective existence, business organization, properties and assets, (iii) preserve and maintain all of their respective permits and licenses, (iv) pay their respective debts, Taxes and other obligations when due (taking into account extensions), (v) continue in full force and effect without modification all insurance policies, except as required by applicable Law and (vi) use commercially reasonable efforts to keep available the services of its employees and to preserve the goodwill and present relationships (contractual or otherwise) with all customers, suppliers, employees, licensors and other Persons doing business with the applicable Acquired Company, and
(b)    without limiting the foregoing clause (a), the Company shall not, and the Company and the Representative shall not permit any Acquired Company to (i) take any action, or agree, authorize or commit (whether in writing or otherwise) to take any action that, if taken prior to the date hereof, would be required to be disclosed on Schedule 3.13 (other than any such action taken with respect to a UK Tax Contest), (ii) make or promise any increase in compensation of any Acquired Company’s directors, managers, officers or employees, (iii) hire any individual with salary or overall compensation greater than $50,000, (iv) enter into any Contract with a customer or supplier involving more than $100,000, other than purchase and sale orders made in the ordinary course of business, (v) enter into any lease, sublease, license or other occupancy agreement, (vi) enter into any Contract with another Acquired Company or any of their Affiliates; (vii) make or commit to make any capital expenditures in excess of $50,000 per Acquired Company; or (viii) make any NPI & EPI Development expenditures in excess of the currently planned amount of $1,463,000.
5.10    Reasonable Access; Information Technology. From the date hereof until the Closing or the earlier termination of this Agreement:
(a)    the Company shall, and the Company and Representative shall cause each Acquired Company to (i) provide Parent and Loar and their respective representatives, upon reasonable advance notice to Representative, reasonable access, during normal business hours, to inspect the assets, properties, facilities, offices, books, records, Contracts, personnel and representatives of each Acquired Company and (ii) furnish Parent and Loar and their representatives with all such information relating to the Acquired Companies and their respective businesses as Parent or Loar may from time to time reasonably request. Loar is intended to be an express third-party beneficiary of this Section 5.10(a).
(b)    subject to applicable Laws and the terms of this Agreement, the Parties shall use commercially reasonable efforts, at Parent’s sole cost and expense, to cooperate to adapt the Acquired Companies’ information systems, including cybersecurity evaluations and preparation for enterprise resource planning migration work, with a view to enable the Acquired Companies to operate without disruption at Closing; provided, that this Section 5.10(b) shall be disregarded for purposes of determining whether the condition set forth in Section 6.2(b) has been met.
5.11    Exclusivity. From the date hereof until the Closing or the earlier termination of this Agreement, neither the Company nor Representative will, and will not permit their respective Affiliates (including the other Acquired Companies) or any representative of any of the foregoing to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Equity Interests or any assets of any Acquired Company (whether by merger, purchase or sale of Equity Interests or assets or otherwise) (an “Alternative Proposal”), (b) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with, any Alternative Proposal, (c) enter into any binding or non-binding letter of intent, term sheet, memorandum of understanding, purchase agreement, merger agreement or other similar agreement with any Person with respect to any Alternative Proposal or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person, including Jefferies LLC and Lincoln International, to do or seek any of the foregoing, in each case, other than Parent and its Affiliates and representatives. Representative will notify Parent promptly after receipt by any Acquired Company, Representative or a Former Equityholder of any proposal or offer from any Person other than Parent to effect an Alternative Proposal.
5.12     Parachute Payments. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code and the Treasury Regulations promulgated thereunder (collectively, “Section 280G”) with respect to any payment or benefit in connection with the Merger and to the extent that any individual who could be considered to be a “disqualified individual” (within the meaning of Section 280G(c) of the Code and the Treasury Regulations promulgated thereunder) has the right to receive or retain any payments or benefits that could result in an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code and the Treasury Regulations promulgated thereunder) (any such payments or benefits, together, the “Section 280G Payments”), the Company will cause Desser to (a) solicit from each such “disqualified individual” a waiver of such disqualified individual’s right to receive or retain some or all of such Section 280G Payments such that any remaining Section 280G Payments would not result in “excess parachute payments” (within the meaning of Section 280G(b)(1) of the Code and the Treasury Regulations promulgated thereunder) (the “Waived 280G Benefits”) and (b) prior to the Closing Date, with respect to each such individual, solicit the vote of the holders of voting power with respect to Desser in the manner required under Section 280G(b)(5)(ii) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, the right of such “disqualified individual” to receive or retain the Waived 280G Benefits. In connection with the foregoing, Parent will provide Desser with descriptions of any Section 280G Payments made or to be made, or benefits granted or to be granted, pursuant to any agreement, arrangement or contract entered into, modified or negotiated by Parent or any of its Affiliates to the extent such amounts (when taken into account along with any other Section 280G Payments that could be received by the applicable individual in connection with any of the Transactions) would result in an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code and the Treasury Regulations promulgated thereunder) prior to the Closing Date. The Company will cause Desser to provide Parent and its counsel for review drafts of the waivers and disclosure statement and any mathematical analysis of the Section 280G Payments contemplated by this Section 5.12 prior to delivery to each disqualified individual and the holders of voting power with respect to Desser entitled to vote on such matters of such materials, and Desser will consider in good faith any changes reasonably requested by Parent or its counsel.
5.13    Obligations Related to Employee Plan Matters. Prior to the Closing Date, the Company shall use commercially reasonable efforts to deliver to Parent a fully executed copy of the Section 125 cafeteria plan document that is sponsored by an Acquired Company and covers the employees of all the Acquired Companies. Prior to the Closing Date (and in all events prior to August 1, 2023), the Company shall use commercially reasonable efforts to (i) submit a Voluntary Correction Program application (in a manner and form approved by Parent, such approval not to be unreasonably withheld, conditioned or delayed) pursuant to the IRS Employee Plans Compliance Resolution System (EPCRS) in connection with any failures related to an Acquired Company or Controlled Group member sponsoring or maintaining a SIMPLE IRA and (ii) correct (in a manner and form reasonably acceptable to Parent) the failure of the Acquired Companies to properly file and furnish any form under Code Sections 6055 or 6056 with respect to all years prior to 2023.
5.14    Notice of Certain Events. If any of the representations in Section 4.8 cease to be true and correct prior to the Closing Date, Parent shall promptly, and in any event within two (2) Business

Days after it becomes aware of such fact, notify the Representative in writing of the circumstances causing the representation to not be true and correct.
ARTICLE 6.    CONDITIONS PRECEDENT
6.1    Conditions to Obligations of the Company and Representative. The obligations of the Company and Representative to consummate the transactions contemplated hereby are subject to the satisfaction, or waiver by Representative (if permitted by applicable Law), at or prior to the Closing of each of the following conditions:
(a)    The representations and warranties of Parent and Merger Sub set forth in this Agreement must be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to timely consummate the transactions contemplated hereby.
(b)    Parent and Merger Sub must have performed, satisfied and complied with in all material respects all obligations, covenants and agreements required to be performed, satisfied and complied with by them under this Agreement at or prior to the Closing.
(c)    Parent must have delivered or caused to be delivered to Representative the items required by Section 2.3(b) through (e).
6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    The (i) Fundamental Representations must be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), and (ii) the remaining representations and warranties of the Company must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect or similar materiality qualifiers contained therein) as of the date hereof and as of the Closing Date as though made on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    The Company and Representative must have performed, satisfied and complied with in all material respects all obligations, covenants and agreements required to be performed, satisfied and complied with by it under this Agreement at or prior to the Closing.
(c)    The Company and Representative must have delivered or caused to be delivered to Buyer the items required by Section 2.2.
(d)    There has been no Material Adverse Effect.
(e)    Loar stands ready, willing and able to proceed with the closing of the Loar Transaction immediately after the Closing; provided, that this condition shall be deemed to have been satisfied or waived unless, within one Business Day of Parent receiving written notice from the Company and Representative that (i) each of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived (other than those conditions intended to be fulfilled at the Closing) and (ii) that the Company and Representative stand ready, willing and able to proceed to Closing in accordance with Section 2.1, Parent certifies to the Representative in writing, that (x) all conditions to Loar’s obligation to close the Loar Transaction have been satisfied or waived (other than those conditions intended to be fulfilled at the closing of the Loar Transaction), and (y) Loar has either confirmed to Parent in writing that Loar does not stand ready, willing and able to proceed with the Loar Transaction or has not confirmed to

Parent in writing that Loar stands ready, willing and able to proceed with the Loar Transaction (a “Non-Closing Notice”).
In the event the Representative receives a Non-Closing Notice from Parent, Representative may, at its option, elect within five Business Days following its receipt of a Non-Closing Notice to take any one or more of the following actions: (A) require Parent to join Representative and the Company in seeking any applicable legal or equitable remedies from Loar, including specific performance or similar remedies under the Loar Transaction Documents; (B) terminate this Agreement in accordance with Section 7.1(f); or (C) require Parent to negotiate an alternative transaction with the Company and the Representative pursuant to which Parent would acquire those Acquired Companies not subject to the Loar Transaction at the price (net of the portion of the purchase price payable by Loar pursuant to the Loar Transaction (including, for the avoidance of doubt, the Earn Out Payments, which would not be payable by Parent)) and on the terms set forth herein, with such changes as are reasonably necessary to facilitate an appropriate alternative transaction structure (including any necessary changes to post-closing commercial arrangements among the parties to the alternative transaction). The parties agree that, in the event that an alternative transaction is not entered into within thirty (30) days after a Non-Closing Notice, the restrictions in Section 5.11 shall terminate and be of no further force or effect.
6.3    Conditions to Obligations of All Parties. The obligations of the Parties to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    None of the Parties will be subject to any Order or Law that prohibits or makes illegal the consummation of the transactions contemplated hereby.
(b)    No Proceeding will have been instituted and remain pending to threaten or restrain, prohibit or delay the Transactions.
(c)    Either: (a) following the notification of the Merger in accordance with the requirements of the FDI Law and this Agreement under Section 5.8, the Secretary of State will have notified the Parent (and/or other “relevant person” (as such term is defined under the FDI Law)) pursuant to section 14(8)(b)(ii) of the FDI Law that no further action will be taken in relation to the Merger; (b) in the event that a call-in notice under section 1(1) of the FDI Law is given by the Secretary of State in relation to the Merger, the Secretary of State will have either: (i) given a final notification confirming that no further action will be taken in relation to the Merger under the FDI Law, or (ii) made a final order under section 26(3) of the FDI Law permitting the Merger to proceed, subject only to such conditions or obligations that are limited solely to the Contracts or other activities triggering the notice requirement under FDI Law (and not to any other business of any of the Acquired Companies), taken as a whole (and to the extent relevant, any such conditions or obligations contained in such an order necessary for the Closing of the Merger having been satisfied or complied with); or (c) such approvals or clearances are no longer required or have been validly withdrawn.
ARTICLE 7.
TERMINATION
7.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of Parent and Representative;
(b)    by Parent, on the one hand, or Representative, on the other hand, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or prior to October 31, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) is not available to any Party whose material breach of any provision of this Agreement is a principal cause of the failure of the transactions to be consummated by such time;

(c)    by Parent, on the one hand, or Representative, on the other hand, upon written notice to the other, if a Governmental Entity has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) is not available to any Party whose material breach of any provision of this Agreement is a principal cause of such Order;
(d)    by Representative if: (i) Parent or Merger Sub has breached or failed to perform any of its obligations, covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub, as applicable, such that the closing condition set forth in Section 6.1(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 7.1(d), such breach or failure to perform is not cured within five days after receipt of written notice thereof from Representative or is incapable of being cured by Parent or Merger Sub by the Termination Date;
(e)    by Parent if: (i) the Company or Representative has breached or failed to perform any of its obligations, covenants or agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 6.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 7.1(e), such breach or failure to perform is not cured within five days after receipt by Representative of written notice thereof from Parent or is incapable of being cured by the Company or Representative, as applicable, by the Termination Date;
(f)    by Representative following the receipt of a Non-Closing Notice; or
(g)    by Parent if there has been a Material Adverse Effect.
7.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 by either Parent or Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of any party hereto, other than the provisions of this Section 7.2 and Article 10, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party hereto from any liability for any Fraud or willful breach of this Agreement occurring prior to such termination.
ARTICLE 8.    NO SURVIVAL; EXCLUSIVE REMEDY; NONRECOURSE
8.1    No Survival. None of the representations and warranties of the Company, the Representative or Parent contained in this Agreement shall survive the Closing (except in the case of a claim based upon or arising out of Fraud). Except (a) pursuant to and in accordance with the R&W Insurance Policy and (b) with respect to claims based upon or arising out of Fraud, no Person shall be entitled to any recovery in respect of, or to make any claim whatsoever (including any claim of detrimental reliance or breach of contract or otherwise) with respect to, or to assert any other right or remedy (whether in contract, in tort, in equity or at law or otherwise) regarding, any inaccuracy or breach of any representations or warranties contained in this Agreement. Except for claims based upon or arising out of Fraud, (a) the sole recourse for any Losses of Parent, the Surviving Company and/or their respective Affiliates and/or agents (each, a “Parent Indemnitee” and together, the “Parent Indemnitees”) resulting from, or that exists or arises due to any inaccuracy in or breach of any of the representations and warranties contained in this Agreement, shall be from the proceeds (if any) that may be available under the R&W Insurance Policy, and (b) no Parent Indemnitee shall have any recourse against Representative, any Affiliate thereof, or any Company Affiliate with respect to any such Losses or for any claim based on, in respect of, or by reason of any inaccuracy, omission or breach of any representations or warranties in this Agreement, regardless as to whether or not all or some of any such Loss or claim is covered by the R&W Insurance Policy or denied by the insurer thereunder or whether or not the R&W Insurance Policy has expired, been terminated or lapsed. For the avoidance of doubt, this

Section 8.1 does not apply to any recovery of the Parent Indemnitees under the indemnities provided for in Section 5.3(h) and Section 5.5(b).
8.2    EXCLUSIVE REMEDY; NONRECOURSE.
(a)    Notwithstanding anything else contained in this Agreement to the contrary, except with respect to claims based upon or arising out of Fraud, the provisions and limitations of the R&W Insurance Policy shall be the sole and exclusive remedy with respect to any and all claims by Parent Indemnitees relating to any inaccuracy, omission or breach of any representations or warranties in this Agreement. Without limiting the generality or effect of the foregoing, Parent (for itself and on behalf of each other Parent Indemnitee) hereby (i) acknowledges and agrees that the limitations on liability regarding any inaccuracy, omission or breach of any representations or warranties in this Agreement set forth herein were expressly bargained for and relied upon by, and are a material inducement for, the Company and Representative to enter into this Agreement and consummate the transactions contemplated hereby, and (ii) except for claims based on or arising out of Fraud, knowingly, voluntarily and irrevocably waives and releases any and all rights and remedies to which any such Parent Indemnitee would otherwise be entitled (whether known or unknown, foreseen or unforeseen, in contract, in tort, in equity or at law or otherwise) against Representative, any Affiliate thereof and any Company Affiliate with respect to any inaccuracy, omission or breach of any representations or warranties in this Agreement. No Parent Indemnitee may avoid the exclusion from liability of the Company Affiliates set forth in this Article 6 by seeking damages for breach of contract, tort or pursuant to any other theory of liability.
(b)    The provisions of this Article 6, including the limitations on remedies provided herein, were specifically bargained for by the Parties at arms’ length and were taken into account by the Parties in agreeing on the amount of the Merger Consideration and the other terms and conditions of this Agreement, and without such limitations the Parties would not have entered into this Agreement and consummated the transactions contemplated hereby.
(c)    The Parties hereto expressly intend and agree that the provisions of this Article 6 alter any applicable Laws and any statutes of limitation thereunder.
8.3    Materiality Scrape. For purposes of determining whether there has been any inaccuracy, omission or breach of a representation or warranty, and for purposes of determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “Material Adverse Effect”, “material”, “materiality”, “in all material respects” or any similar term or phrase shall be disregarded and shall be read as if such terms and phrases were not included in them; provided, however, that the foregoing provisions of this Section 8.3 shall be deemed not to apply to the representations and warranties in the second sentence of Section 3.5 and the first sentence of Section 3.13.
ARTICLE 9.    DEFINITIONS
Whenever used in this Agreement, the following terms and phrases shall have the following respective meanings:
“2022 Financial Statements” has the meaning set forth in Section 3.5.
“Accounting Firm” has the meaning set forth in Section 1.5(d)(ii).
“Accounting Principles” means (a) the accounting policies, processes, methodologies, practices, estimation techniques, assumptions and principles set forth on Exhibit I, and (b) to the extent not addressed in Exhibit I, GAAP; provided, however, that if and to the extent there is any inconsistency between Exhibit I, on the one hand, and GAAP, on the other hand, then Exhibit I shall control.
“Acquired Companies” has the meaning set forth in the recitals.

“Actual Adjustment” means (x) the Closing Merger Consideration as set forth on the Final Statement of Closing Merger Consideration minus (y) the Estimated Closing Merger Consideration.
“Affiliate” means, with respect to any Person, (i) each Person that controls, is controlled by or is under common control with such Person, (ii) each of such Person’s officers, directors, stockholders, joint venturers and partners and (iii) each member of the immediate family of any Person that is a natural person.
“Aggregate Option Exercise Price” means the aggregate exercise price that would be payable upon the exercise of the vested portion of all Unit Options immediately prior to the Effective Time.
“Agreement” has the meaning set forth in the preamble.
“Allocation” has the meaning set forth in Section 5.3(c)(ii).
“Allocation Schedule” has the meaning set forth in Section 5.3(c)(ii).
“Alternative Proposal” has the meaning set forth in Section 5.11.
“Amended and Restated LP Agreement” means that certain Amended and Restated Limited Partnership Agreement to be entered into by the Company and the other parties thereto on the date hereof.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any national and international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or any other applicable anti-corruption, anti-bribery or anti-money laundering Law.
“AOG Aviation” has the meaning set forth in Section 2.2(k).
“AOG-Seginus” has the meaning set forth in Section 2.2(k).
“Audited Financial Statements” has the meaning set forth in Section 3.5.
“Authorizations” has the meaning set forth in Section 3.15(b).
“Balance Sheet” has the meaning set forth in Section 3.5.
“Balance Sheet Date” has the meaning set forth in Section 3.5.
“Base Merger Consideration” has the meaning set forth in Section 1.5(a).
“Business Day” means any day other than Saturday, Sunday or any other day on which banks in Philadelphia, Pennsylvania are authorized or required by applicable Law to close.
“Cash and Cash Equivalents“ means the sum (expressed in United States dollars) of all cash and cash equivalents (including bank account balances, marketable securities and short term investments) of the Company and its Subsidiaries as determined in accordance with GAAP. “Cash and Cash Equivalents” shall be calculated (i) net of issued but uncleared checks, wires and drafts issued by the Company or any of its Subsidiaries, provided that the accounts payable to which such checks, wires and drafts relate are correspondingly reduced, (ii) including received and uncleared checks, wires or drafts of the Company and its Subsidiaries and (iii) excluding security deposits and any other cash or cash equivalents that are subject to any contractual restriction on the ability to freely transfer or use such cash or cash equivalents.

“CARES Act and COVID Relief Programs” means, collectively, The Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the Paycheck Protection Program Flexibility Act, any rules and regulations of the U.S. Small Business Association, the U.S. Department of the Treasury or any public health agency or other Governmental Entity (including outside of the United States), the UK Coronavirus Job Retention Scheme and any applicable Law in connection with the COVID-19 pandemic, and all FAQs or interim final rules issued by any Governmental Entity related thereto.
“Certificate of Merger” has the meaning set forth in Section 1.2.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Date Cash and Cash Equivalents” means Cash and Cash Equivalents as of the Measurement Time.
“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to Closing.
“Closing Merger Consideration” has the meaning set forth in Section 1.5(a).
“Closing Proceeds” means, for each Former Equityholder, an amount equal to (i) such Former Equityholder’s Ownership Percentage multiplied by (ii) the Aggregate Closing Proceeds; provided that, in the case of each Option Holder, such product shall be reduced by the aggregate exercise price of the Unit Options held by such Option Holder. The total Closing Proceeds to be paid to all Former Equityholders shall equal the Aggregate Closing Proceeds
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Affiliate” means any director, officer, employee, incorporator, member, partner, stockholder, lender, Affiliate, agent, attorney or representative of any Acquired Company at any time during the period prior to Closing.
“Company Certificate” means the Company’s Certificate of Limited Partnership, in effect on the date hereof.
“Company Equity Interests” means, collectively, the Preferred Interests and the Original Partner Interests.
“Company Data” means all customer, employee, vendor or business partner data used, Processed, and/or hosted by or on behalf of any Acquired Company, whether provided by the Acquired Company or any other Person.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned in whole or in part by any Acquired Company.
“Company Leases” has the meaning set forth in Section 3.6(b).
“Company Registered IP” has the meaning set forth in Section 3.11(a).
“Continuing Employees” has the meaning set forth in Section 5.5.
“Contract” has the meaning set forth in Section 3.12(a).

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any Acquired Company or (ii) which together with any Acquired Company is treated as a single employer under Section 414(t) of the Code.
“Counsel” has the meaning set forth in Section 10.13.
“Credit Agreement” means that certain Fourth Amended and Restated Business Loan and Security Agreement, dated as of January 5, 2018, by and among VSE Corporation, each of its subsidiaries party thereto as borrowers, the banks and other financial institutions party thereto as Lenders, and Citizens Bank, National Association (as successor by merger to Citizens Bank of Pennsylvania), as Administrative Agent (as amended by that certain First Amendment to Fourth Amended and Restated Business Loan and Security Agreement, dated as of November 26, 2019, that certain Second Amendment to Fourth Amended and Restated Business Loan and Security Agreement, dated as of June 29, 2020, that certain Third Amendment to Fourth Amended and Restated Business Loan and Security Agreement, dated as of July 23, 2021, that certain Fourth Amendment to Fourth Amended and Restated Business Loan and Security Agreement, dated as of October 7, 2022).
“DAC” has the meaning set forth in Section 2.2(k).
“Desser” has the meaning set forth in the recitals.
“Desser 401(k) Plan” has the meaning set forth in Section 5.13.
“Disclosure Schedule” means the disclosure schedule, dated the date hereof, delivered to Parent by the Company in connection with this Agreement.
“Dispute” has the meaning set forth in Section 10.7.
“Distribution” means (i) any payment made to the Former Equityholders as a result of the determination of the Final Statement of Closing Merger Consideration, (ii) any payment made to the Former Equityholders of all or any amounts released from the Merger Consideration Adjustment Escrow Account, (iii) any Earn Out Payment made to the Former Equityholders, and (iv) any other payment made to the Former Equityholders (in their capacity as such) under this Agreement after the Closing Date.
“DLPA” has the meaning set forth in Section 1.1.
“Earn Out Agreement” that certain agreement dated as of the date hereof by and among Representative, Parent and Loar as set forth in Exhibit J.
“Earn Out Payments” has the meaning set forth in Section 1.5(a).
“Effective Time” has the meaning set forth in Section 1.2.
“Electronic Delivery” has the meaning set forth in Section 10.11.
“Employee Plan” has the meaning set forth in Section 3.14(a).
“Employee Matters Escrow Account” has the meaning set forth in Section 1.5(c)(i).
“Employee Matters Escrow Issue” has the meaning set forth in Section 5.5(b).
“Environmental Claim” has the meaning set forth in Section 3.16(h).
“Environmental Law” has the meaning set forth in Section 3.16(h).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor Law, and the regulations and rules issued pursuant to that act or to any successor Law.
“Escrow Agent” means U.S. Bank National Association, a national banking association.
“Escrow Agreement” means the escrow agreement among Parent, the Representative and the Escrow Agent, in the form attached hereto as Exhibit K.
“Estimated Closing Date Funded Indebtedness” has the meaning set forth in Section 1.5(b).
“Estimated Closing Merger Consideration” has the meaning set forth in Section 1.5(b).
“Expense Funds” has the meaning set forth in Section 1.6(d).
“FDI Law” means the National Security and Investment Act 2021 (United Kingdom) (and any regulations made or issued thereunder).
“Final Statement of Closing Merger Consideration” has the meaning set forth in Section 1.5(d)(ii).
“Financial Statements” has the meaning set forth in Section 3.5.
“Flow-Through Tax Return” means any Tax Return of an Acquired Company filed or required to be filed for a Pre-Closing Tax Period with respect to any U.S. federal (and applicable state and local) Tax that is based on or measured by income or gains (however denominated, and including any franchise, business profits or similar Tax incurred in lieu of a Tax on income) for which a Former Equityholder (or any direct or indirect owner(s) of any Former Equityholder) will be liable as a matter of Law, including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1. For the avoidance of doubt, no Tax Return of a Non-U.S. Acquired Company shall constitute a “Flow-Through Tax Return.”
“Former Equityholders” means the holders of Company Equity Interests or Unit Options on the Closing Date as of immediately prior to the Effective Time.
“Fraud” means actual common law fraud under the Laws of the State of Delaware in the making of the representations and warranties in this Agreement or any other Transaction Document (which, for the avoidance of doubt, shall not include any equitable fraud, constructive fraud or fraud arising out of negligence or recklessness).
“Fully-Diluted Units” means the number of Units outstanding immediately prior to the Effective Time, assuming the exercise of the vested portion of all outstanding Unit Options immediately prior to the Effective Time.
“Fundamental Representations” means those representations and warranties set forth in Sections 3.1 (Organization and Good Standing; Holding Company), 3.3 (Capitalization; Investments and Subsidiaries), 3.4 (Power and Authorization) and 3.20 (Brokers).

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under any obligations of any Acquired Company for (i) borrowed money, (ii) any note, bond, debenture or other similar instrument or debt security, (iii) under leases which in accordance with Accounting Principles have been or should be recorded as a capital lease, (iv) letters of credit and bankers’ acceptances only to the extent drawn, (v) the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in Net Working Capital, as finally determined pursuant to Section 1.5), including earn-outs, payments under non-compete agreements and seller notes, (vi) conditional sale or other title retention agreements, (vii) without duplication of any amounts treated as Seller Expenses, all unpaid income and other similar Tax liabilities of the Acquired Companies for Pre-Closing Tax Periods (calculated consistently with the past practices of the Acquired Companies and on a jurisdiction-by-jurisdiction basis, taking into account (A) only those jurisdictions in which the Acquired Companies are currently filing income and similar Tax Returns, and (B) any prepayments, estimated or similar Tax payments, and any Tax overpayments and refunds for such Pre-Closing Tax Periods (calculated by taking into account any applicable Transaction Tax Deductions) in each such jurisdiction), treating for this purpose the taxable year of or with respect to each of the Non-U.S. Acquired Companies, and any entity treated as a partnership for U.S. federal income tax purposes in which any Acquired Company holds an interest, as ending as of the end of the Closing Date (including Taxes the due date for which has been deferred until after the Closing Date pursuant to the CARES Act and COVID Relief Programs and any U.S. state or local “pass through entity” or similar Taxes imposed on the Company), excluding any and all UK Exchange Taxes and UK Withholding Taxes, and provided that, for the avoidance of doubt, if and to the extent that such amount in a jurisdiction is less than zero due to the items identified in subclause (B) hereof, such negative amount shall be netted against any and all positive amounts in other jurisdictions, or (viii) liabilities of any Person (other than the Company or one of its Subsidiaries) that are directly or indirectly guaranteed by the Company or one of its Subsidiaries or in respect of which the Company or such Subsidiary has otherwise assured an obligee against loss. Notwithstanding the foregoing, Funded Indebtedness does not include (A) any operating lease obligations, (B) any performance bonds, bankers’ acceptances or similar obligations to the extent undrawn, (C) any intercompany obligations between or among the Company and any of its Subsidiaries and (D) any obligations in respect of any financing obtained by Parent in connection with the transactions contemplated hereby.
“GAAP” means generally accepted accounting principles in the United States as in effect on the dates of the respective Financial Statements consistently applied in accordance with past practice; provided, however, to the extent more than one practice is permitted by GAAP, the practice historically employed by the Acquired Companies shall apply.
“General Partner” has the meaning set forth in the recitals.
“General Partner Interest” has the meaning set forth in the LP Agreement.
“Governmental Entity“ means any United States or foreign national, state or local government or any court of competent jurisdiction, administrative agency, board, commission, bureau, tribunal or other governmental authority or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising or entitled to exercise any regulatory, administrative, executive, judicial, legislative or taxing authority thereunder (and, in respect of the FDI Law, means the relevant Secretary of State).
“Government Bid” means any offer, quotation, bid or proposal which, if accepted or awarded, would result in a Government Contract.
“Government Contract” means any prime contract, subcontract, basic ordering agreement, purchase order, task order, delivery order, change order, or any other agreement between any Acquired Company and (i) any Governmental Entity, (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii) hereto.

“Hazardous Materials” has the meaning set forth in Section 3.16(h).
“Intellectual Property Rights” means any and all intellectual property rights in any jurisdiction, whether registered or unregistered, pertaining to or deriving from: (i) patents and patent applications, reexaminations, reissues, continuations, continuations in part, renewals, substitutes and extensions, and invention disclosures, inventions and discoveries; (ii) computer software; (iii) copyrights, data, databases, and works of authorship; (iv) trade secrets, know-how and confidential information (“Trade Secrets”); (v) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith (“Trademarks”); (vi) domain names, URLs and social media accounts; and (vii) any other intellectual property, industrial and proprietary rights.
“Intended Tax Treatment” has the meaning set forth in Section 5.3(c)(i).
“Interim Financial Statements” has the meaning set forth in Section 3.5.
“IT Asset” means any technology device, computer, software, server, network or other information technology asset or equipment, and all data stored therein or processed thereby, and all associated documentation.
“Knowledge” means, with respect to a particular matter, the actual knowledge, after reasonable inquiry, of, with respect to the Company or the Representative, Jeffrey Johnston and Adam Gallo (each, a “Company Knowledge Party”).
“Law” means any law, statute, regulation, permit, license, certificate, Order, award, code, ordinance, rule, judicial or similar other decision or requirement of any Governmental Entity.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other Laws, including those that secure the payment of a debt (including, without limitation, any Tax) or the performance of an obligation.
“Limited Partner” has the meaning set forth in the recitals.
“Loar” has the meaning set forth in the recitals.
“Loar Transaction” has the meaning set forth in Section 4.8(b).
“Loar Transaction Documents” has the meaning set forth in Section 4.8(b).
“Losses” means all losses, damages, liabilities, fines, penalties, claims, judgments, awards, settlements, Taxes and costs and expenses and disbursements (including settlement costs, court costs and any reasonable legal expenses); provided, however, that Losses shall not include punitive or exemplary damages, except to the extent actually paid in connection with a third-party claim.
“LP Agreement” has the meaning set forth in the recitals.
“Material Adverse Effect” means an event, occurrence, fact, condition or change that has, or would reasonably be expected to have, a material adverse effect on (a) the operations, properties or financial condition of (x) the Acquired Companies, taken as a whole or (y) AOG-Seginus, AOG Aviation, Seginus Aerospace and DAC, taken as a whole or (b) the ability of Representative or the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that with respect to the foregoing clause (a), none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) events affecting the economy of the United States, the other geographic areas in which the Acquired Companies operate or the global economy generally (including changes in the securities, financial or banking markets, interest rates or the prices of securities generally); (ii) changes in conditions in the industries in which the Acquired Companies conduct business; (iii) changes in Laws or in (A) the authoritative interpretations thereof or (B) regulatory guidance related thereto; (iv) changes in GAAP, other accounting requirements or any Laws or the enforcement, implementation or interpretation of any of the foregoing; (v) natural disasters, man-made disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; (vi) any disease, public health emergency, pandemic (e.g., COVID-19), or endemic or acts of any Governmental Entity in response to any of the foregoing matters identified in this clause (vi), including domestic or international travel bans or restrictions on travel operations; (vii) any failure by the Acquired Companies to meet any internal projections, forecasts or revenue or earnings predictions (provided that the underlying facts or basis for any failure to meet such projections, forecasts or revenue or earnings predictions may be taken into account in determining whether there is a Material Adverse Effect); (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any matter referred to on the Disclosure Schedules (but not any worsening of or change in circumstances with respect thereto); and (x) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their businesses.
“Measurement Time” means 12:01 am Pacific Time on the Closing Date.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” has the meaning set forth in Section 1.5(a).
“Merger Consideration Adjustment Escrow Account” has the meaning set forth in Section 1.5(c)(i).
“Merger Consideration Dispute Notice” has the meaning set forth in Section 1.5(d)(ii).
“Merger Consideration Adjustment Escrow Funds” has the meaning set forth in Section 1.5(c)(i).
“Merger Sub” has the meaning set forth in the preamble.
“Merger Sub Capital Stock” has the meaning set forth in Section 1.3(b).
“Net Working Capital” means all current assets less all current liabilities of the Company and its Subsidiaries on a consolidated basis, in each case in accordance with the Accounting Principles. For the avoidance of doubt, the calculation of Merger Consideration will be determined in all instances in accordance with the Accounting Principles, and without duplication to any items counted in such calculation. The parties agree that the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital in a manner consistent with the Accounting Principles, without including any changes in assets or liabilities as a result of purchase price accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, “Net Working Capital” shall not include any amounts: (i) with respect to UK Exchange Taxes, UK Withholding Taxes, income Tax assets, income Tax liabilities, deferred Tax assets or deferred Tax liabilities or (ii) included in Cash and Cash Equivalents, Funded Indebtedness or Seller Expenses, as finally determined pursuant to Section 1.5. A sample calculation of Net Working Capital is attached hereto as Exhibit E.
“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital as of the Measurement Time exceeds the Reference Amount or (ii) the amount by which Net

Working Capital as of the Measurement Time is less than the Reference Amount; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.
“Non-Closing Notice” has the meaning set forth in Section 6.2(e).
“Non-U.S. Acquired Companies” has the meaning set forth in Section 5.3(c)(i).
“Open Source Software” means any software that is subject to an open source or copyleft license, including any license approved as an open source license by the Open Source Initiative (opensource.org) or any variant or derivative thereof.
“Option Holders” means holders of Unit Options as of immediately prior to the Effective Time.
“Option Payments” has the meaning set forth in Section 1.4.
“Order” means any judgment, award, determination, order, writ, injunction or decree of any Governmental Entity.
“Ownership Percentage” means, for each Former Equityholder, the “Ownership Percentage” set forth across from such Person’s name on Appendix I.
“Original Partner Interests” has the meaning set forth in the LP Agreement.
“Parent” has the meaning set forth in the preamble.
“Parent Indemnitee” has the meaning set forth in Section 6.1.
“Parties” has the meaning set forth in the preamble.
“Partner” has the meaning set forth in the LP Agreement.
“Payoff Letters” means the letters provided to an Acquired Company by the lenders or other holders of Funded Indebtedness in connection with the repayment and/or forgiveness of the outstanding Funded Indebtedness due thereunder as contemplated by this Agreement.
“Permitted Liens” has the meaning set forth in Section 3.6(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a business or other trust, a joint venture, any other business entity or an unincorporated organization.
“Personal Information” means (a) any information about an individual that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding the individual; or (b) any information regarding a person or household that is defined as “personal information”, “sensitive personal information”, “personally identifiable information”, “personal data”, or any similar terms under Privacy Laws.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion thereof ending at the end of the day on the Closing Date.
“Privacy Law” means all applicable Laws, whether foreign, federal, state or local related to data privacy, data protection, data security, payment card processing standards or consumer marketing.
“Privacy Policy” means any written notices, policies, disclosures or representations by any Acquired Company applicable to Personal Information used, Processed, and/or hosted in connection with the business of any Acquired Company that is externally-facing to customers, website visitors, employees, or contractors, or any other Person.
“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Preferred Interests” has the meaning set forth in the LP Agreement.
“Proceeding” has the meaning set forth in Section 3.9.
“Properties” has the meaning set forth in Section 3.6(b).
“Proposed Aggregate Option Exercise Price” has the meaning set forth in Section 1.5(d)(i).
“Proposed Closing Date Calculation” has the meaning set forth in Section 1.5(d)(i).
“Proposed Closing Date Cash and Cash Equivalents” has the meaning set forth in Section 1.5(d)(i).
“Proposed Closing Date Indebtedness” has the meaning set forth in Section 1.5(d)(i).
“Proposed Closing Date Net Working Capital” has the meaning set forth in Section 1.5(d)(i).
“Proposed Inventory” has the meaning set forth in Section 1.5(d)(i).
“Proposed Closing Merger Consideration Calculation” has the meaning set forth in Section 1.5(d)(i).
“Proposed Seller Expenses” has the meaning set forth in Section 1.5(d)(i).
“Reference Amount” means $34,877,282.
“Released Claims” has the meaning set forth in Section 5.7.
“Released Parties” has the meaning set forth in Section 5.7.
“Releasors” has the meaning set forth in Section 5.7.
“Representative” has the meaning set forth in the preamble.
“Represented Parties” has the meaning set forth in Section 1.6(a).
“Restrictive Covenant Agreements” has the meaning set forth in Section 2.2(j).
“R&W Insurance Policy” means the “buyer-side” representations and warranties insurance policy being obtained by Parent in connection with the transactions contemplated herein.
“Sale Bonus Plan” means the Desser Holding Company, LLC Sale Bonus Plan.
“Security Breach” has the meaning set forth in Section 3.11(i).
“Section 280G” has the meaning set forth in Section 5.12.

“Section 280G Payments” has the meaning set forth in Section 5.12.
“Seginus Aerospace” has the meaning set forth in Section 2.2(k).
“Seller Expenses” means the sum of (i) the amount of sale bonuses, change in control bonuses, retention bonuses, bonuses paid pursuant to the Sale Bonus Plan or any similar bonuses payable to any officer, director, manager, employee, agent or consultant of any Acquired Company or payable by an Acquired Company to any Person, in each case that become payable upon or by reason of, the consummation of the transactions contemplated by this Agreement, and the employer portion of payroll or similar taxes with respect to such amounts; (ii) the amount of any investment banking, accounting, attorney or other professional fees or other obligations owed to any of the foregoing incurred by any Acquired Company or the Former Equityholders with respect to the transactions contemplated by this Agreement; (iii) the amount of any management or transaction fees (including any accelerated management fees) incurred by any Acquired Company or the Former Equityholders in connection with any of the transactions contemplated by this Agreement; (iv) the Expense Funds payable to the Representative pursuant to Section 1.6(e); (v) the employer portion of payroll or similar taxes owed with respect to the Option Payments (including any UK National Insurance contribution taxes and the UK apprenticeship levy); (vi) any severance, termination, end-of-service or similar payments owed by an Acquired Company relating to a termination of employment that occurred prior to the Closing and/or with respect to [***] (regardless of when such termination of employment occurs) and the employer portion of payroll or similar taxes with respect to such payments; (vii) to the extent not included in Net Working Capital, the amounts of any bonuses, commissions or other incentive compensation that have been or should have been accrued or are earned and unpaid for, or are payable to, any office, director, manager, employee, agent or consultant of any Acquired Company as of the Closing Date, and the employer portion of payroll or similar taxes with respect to such amounts; and (viii) one-half of (x) any fees and expenses payable to the Escrow Agent in connection with the Merger Consideration Adjustment Escrow Account, UK Tax Escrow Accounts and Employee Matters Escrow Account and (y) any filing fees required under the FDI Law.
“Seller Tax Returns” has the meaning set forth in Section 5.3(d).
“Straddle Period” means any taxable period that begins before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, an entity as to which such Person owns directly or indirectly 20% or more of such entity’s voting power or similar interest.
“Surviving Company” has the meaning set forth in Section 1.1.
“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, license, duties, value added, franchise, profits, sales, use, withholding, contributions, rates, social security (or similar), unemployment, disability, payroll, employment, premium, excise, severance, windfall profits, environmental, customs duties, capital stock, occupation, stamp, registration, property, alternative or add-on minimum, or estimated taxes, together with any interest, penalties or addition thereto, whether disputed or not.
“Tax Contests” has the meaning set forth in Section 5.3(g).
“Tax Refund” has the meaning set forth in Section 5.3(e).
“Tax Return” means any return (including any information return), report, statement, claim for refund, election, request for extension, estimated Tax filing or other documents filed or required to be filed with or submitted to, any Governmental Entity in connection with or with respect to Taxes, including any attachment thereto and any amendment thereof.
“Termination Date” has the meaning set forth in Section 7.1(b).

“Top Customers” has the meaning set forth in Section 3.17(a).
“Top Suppliers” has the meaning set forth in Section 3.17(c).
“Trade Compliance Laws” means any requirement of applicable Law relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including, without limitation: (a) International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et. seq.; (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Parts 500 et seq. and related executive orders authorizing or implementing economic sanctions, (cd) Laws and regulations relating to economic sanctions administered by His Majesty’s Treasury and, as applicable, the European Union and any European Union Member State, (e) the customs regulations set forth in Title 19 of the Code of Federal Regulations and/or the UK Control Act 2002 and the Export Control Order 2008, (f) the antiboycott Laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury’s Internal Revenue Service and (g) similar trade compliance Laws in which any Acquired Company is operating or has operated.
“Transaction Document” means any agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement or the transactions contemplated hereby.
“Transaction Tax Deductions” means, without duplication, to the extent deductible at a “more likely than not” level of comfort, all income tax deductions attributable to (a) Funded Indebtedness, including the fees and expenses (including any breakage fees or accelerated deferred financing fees) incurred by the Acquired Companies with respect to the payment of Funded Indebtedness in connection with the consummation of the transactions contemplated hereby, (b) the Seller Expenses, (c) the vesting, cancellation or exercise of the Options in connection with the transactions contemplated hereby, and (d) the amount of any employment or similar Taxes with respect to the amounts set forth in clause (b), (c) or (d) of this definition; provided, that 70% of any of the foregoing that constitutes a success based fee within the scope of Internal Revenue Service Revenue Procedure 2011-29 shall be considered to be a Transaction Tax Deduction.
“Transfer Taxes” means any transfer, excise, sales, use, goods and services, value added, registration, stamp, recording, documentary, conveyancing, transfer, transaction privilege, land appreciation, land transfer, business, personal property transfer, filing, permit, stock, license and similar Taxes (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement.
“UK Exchange Taxes” means any Taxes imposed on Watts Desser Limited under the U.K. Corporation Tax Act 2009 with respect to those certain exchange gains and losses generated, incurred or accrued on or before the Closing Date that are described in the letter from Crowe U.K. to the Corporation Tax Services, HM Revenue and Customs, dated November 29, 2022.
“UK Exchange Tax Escrow Account” has the meaning set forth in Section 1.5(c)(i).
“UK Tax Contests” has the meaning set forth in Section 5.3(h)(ii).
“UK Tax Escrow Account” has the meaning set forth in Section 1.5(c)(i).
“UK Withholding Taxes” means any Taxes imposed on Watts Desser Limited on account of any shortfall in the amount of UK Tax withheld or failure to withhold an amount of UK Tax by Watts Desser Limited under the U.K. Income Tax Act 2007 with respect to interest payments made by it to Desser Holding Company, LLC, prior to the Closing Date pursuant to the two tranches of promissory notes issued by Watts Desser Limited to Desser Holding Company, LLC in 2015 and 2017, respectively.
“UK Withholding Tax Escrow Account” has the meaning set forth in Section 1.5(c)(i).

“Unit Option Plan” means the Desser Holding Company, LLC 2014 Unit Option Plan, as amended from time to time.
“Unit Options” means the options that are outstanding to purchase Units.
“Units” means the Units of Desser.
“Waived 280G Benefits” has the meaning set forth in Section 5.12.
ARTICLE 10.    MISCELLANEOUS
10.1    Construction.
(a)    Within this Agreement, all Transaction Documents and all other documents required to consummate the transactions contemplated herein, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar say is not a Business Day, then such action may be deferred until the next Business Day. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. To the extent that any documents or other materials were present in the online data room maintained by or on behalf of the Company for purposes of the transactions contemplated by this Agreement at least one Business Day prior to the execution of this Agreement, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein with a correlative meaning) to Parent or Merger Sub for all purposes of this Agreement. The terms “includes” and “including” shall mean “including without limitation” (if such words do not already follow). References to “ordinary course of business” shall mean the ordinary and usual course of business of the referenced Person or Persons, as applicable, consistent with past practice (if such words do not already follow). The terms “true and correct,” “complete and accurate” and similar phrases used in representations or warranties shall mean “true, correct and complete,” regardless of the formulation used.
(b)    Each of the Parties hereto is a sophisticated legal entity or Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. The Parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties hereto do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The Parties hereto agree that prior drafts of this Agreement or the Transaction Documents and the documents referred to herein and therein will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties hereto or thereto with respect hereto or thereto and that such drafts will be deemed joint work product of the Parties hereto. Furthermore, the Parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.
10.2    Exhibits and Schedules. For all purposes of this Agreement, any matter that is disclosed in a particular Disclosure Schedule to this Agreement shall be deemed to have been included in the other Disclosure Schedules, notwithstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Disclosure Schedules is reasonably apparent on such disclosure’s face. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be set forth on the Disclosure Schedules, and any such additional matters are for informational purposes only and do not necessarily include other matters of a similar nature. Disclosure of any fact or item in any Disclosure Schedule shall not necessarily mean that such fact or item is material to the Acquired Companies. The information contained in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any agreement or obligation.
10.3    Further Assurances. Each Party shall, without further consideration, execute such further instruments and take such other actions as any other Party shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.
10.4    Costs and Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses in connection herewith. In furtherance of the foregoing, any amounts owed or payable to Jefferies LLC or Lincoln International LLC with respect to the transactions contemplated by this Agreement shall be borne by the Former Equityholders, and Representative shall pay any amounts that remain unpaid or become payable to Jefferies LLC and Lincoln International LLC following the Closing.
10.5    Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when sent by electronic transmission or hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by electronic mail addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any Party to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.
To Parent:
VSE Aviation, Inc.
c/o VSE Corporation
6348 Walker Lane
Alexandria, VA 22310
Attention: John A. Cuomo
Farinaz Tehrani
Email: JACuomo@VSECorp.com
FTehrani@VSECorp.com
With copies (which shall not constitute notice) to:
Jones Day
600 Brickell Avenue, Suite 3300
Miami, Florida 33131
Attention: Lorne S. Cantor
Ashley L. Gullett
Email: lcantor@jonesday.com
agullett@jonesday.com

To the Representative:
Desser Holdings Partnership GP, LLC
c/o Graham Partners, Inc.
3811 West Chester Pike
Building 2, Suite 200
Newtown Square, Pennsylvania 19073
Attention: William P. McKee, Jr., Chief Operating Officer
Email: BMcKee@grahampartners.net
With copies (which shall not constitute notice) to:
Faegre Drinker Biddle & Reath LLP

105 College Road East
Princeton, NJ 08542
Attention:    John E. Stoddard III
Adam Weinstock
Email:    John.Stoddard@faegredrinker.com
Adam.Weinstock@faegredrinker.com
10.6    Assignment and Benefit.
(a)    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights hereunder, may be assigned by any Party, nor may any Party delegate any obligations hereunder, without the written consent of the other Parties. Any non-permitted assignment or attempted assignment shall be void. Notwithstanding the foregoing, Parent or the Surviving Company (i) may assign and grant a security interest in its rights, title and interest under this Agreement and the other agreements contemplated hereby for collateral security purposes to any lender(s) providing financing to Parent or the Surviving Company or for any purpose to its Affiliates and (ii) may assign this Agreement to a purchaser of substantially all of the assets or business of Parent or the Surviving Company.
(b)    Except as otherwise expressly provided herein, including pursuant to Section 5.2, Section 5.3(h) and Section 5.7, this Agreement shall not be construed as giving any Person, other than the Parties and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such Parties, and permitted successors, heirs and assigns and for the benefit of no other Person.
10.7    Governing Law; Jurisdiction. This Agreement, and all claims, disputes or controversies, whether in contract, equity, statute, tort or otherwise (“Disputes”), that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Dispute based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement, but excluding any Merger Consideration Dispute pursuant to Section 1.5(d)(ii)), shall be solely and exclusively governed by, and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, but without reference to the choice-of-law or conflicts-of-law principles thereof. The Parties hereto hereby agree and consent to be subject to the sole and exclusive jurisdiction of the federal or state courts located in the State of Delaware in connection with any such Dispute and hereby irrevocably waive the right to assert the lack of personal or subject-matter jurisdiction or improper venue in connection with any such Dispute. In furtherance of the foregoing, each of the Parties (i) hereby irrevocably waives the defense of inconvenient forum, (ii) shall not commence any such Dispute other than in any such court, (iii) agrees that a final judgment in any such Dispute shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by applicable Law and (iv) waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party hereto.
10.8    Amendment, Modification and Waiver. The Parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing and signed by the Representative and Parent. The waiver by a Party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
10.9    Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.
10.10    Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.
10.11    Counterparts. This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile signatures), but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 (including Docusign) shall be effective as delivery of an executed counterpart to this Agreement (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be deemed to have the same binding legal effect as if it were the original signed version thereof delivered in person by a Party. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the validity and enforceability of this Agreement, and each Party hereby irrevocably waives any such defense.
10.12    Entire Agreement. This Agreement, together with the Disclosure Schedule, the Confidentiality Agreement dated October 26, 2022 entered into by VSE Corporation and Desser Holdings LLC, the Transaction Documents and the agreements, exhibits, schedules and certificates referred to herein or therein or delivered pursuant hereto or thereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to consummate the transactions contemplated hereby, it being understood and agreed that no Party shall be legally obligated with respect to such transactions or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all Parties.
10.13    Retention of Counsel. In any Dispute arising under or in connection with this Agreement, the Representative shall have the right, at its election, to retain the firms of Faegre Drinker Biddle & Reath LLP and Garofalo Goerlich Hainbach PC (collectively, “Counsel”) to represent it and any of its Affiliates in such matter, and Parent, for itself and each Acquired Company and for its and such Acquired Company’s successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such Counsel to the Representative or any of its Affiliates in connection with any such representation of any fact known to such Counsel arising by reason of such Counsel’s prior representation of any Acquired Company or any of their respective Affiliates. Parent, for itself, the Acquired Companies and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all communications between any Acquired Company and their Counsel, made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of such Acquired Company and/or their Counsel and would not be subject to disclosure to Parent in connection with any process relating to a Dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications with such Counsel and neither Parent nor any Person purporting to act on behalf of or through Parent shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Acquired Company and not the Representative. Other than as explicitly set forth in this Section 10.13, the Parties acknowledge that any attorney-client privilege attaching as a result of any Counsel representing any Acquired Company prior to the Closing shall survive the Closing and continue to be a privilege of such Acquired Company and not the Representative after the Closing.
10.14    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and agree that in the event of any breach or threatened breach by the Representative, on the one hand, or Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Representative, on the one hand, and Parent, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Parties, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement. The Parties further agree that: (x) by seeking the remedies provided for in this Section 10.14, a Party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if the remedies provided for in this Section 10.14 are not available or otherwise are not granted; and (y) neither the commencement of any Proceeding pursuant to this Section 10.14 nor anything set forth in this Section 10.14 shall restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or subsequently.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first above written.
COMPANY:
DESSER-GRAHAM PARTNERSHIP, L.P.
By: Desser Holdings Partnership GP, LLC, its General Partner
By: Graham Partners III, L.P., its Member
By: Graham Partners Management III, L.P., its Manager
By: Graham Partners Management GP III, L.L.C., its General Partner
By: Graham Partners, Inc., its Managing Member
By: /s/ Joshua Wilson
Name: Joshua Wilson
Title: Managing Principal
REPRESENTATIVE:
DESSER HOLDINGS PARTNERSHIP GP, LLC
By: Graham Partners III, L.P., its Member
By: Graham Partners Management III, L.P., its Manager
By: Graham Partners Management GP III, L.L.C., its General Partner
By: Graham Partners, Inc., its Managing Member
By: /s/ Joshua Wilson
Name: Joshua Wilson
Title: Managing Principal

[Signature Page to Agreement and Plan of Merger]

PARENT:
VSE AVIATION, INC.
By:/s/ Benjamin E. Thomas
Name: Benjamin E. Thomas
Title: President
MERGER SUB:
DIAMOND MERGER SUB 1, LLC
By:/s/ Benjamin E. Thomas
Name: Benjamin E. Thomas
Title: President
[Signature Page to Agreement and Plan of Merger]